Exhibit 2.1

EXECUTION COPY

EQUITY PURCHASE AGREEMENT

by and among

THMS HOLDINGS, LLC,

THMS, INC.,

T-H MARINE SUPPLIES, LLC,

AND

ONE WATER ASSETS & OPERATIONS, LLC

DATED AS OF OCTOBER 20, 2021

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(continued)
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(continued)
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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of October 20, 2021 is made by and among (i) THMS Holdings, LLC, a Delaware limited liability company (“Seller”), (ii) THMS, Inc., a Delaware corporation (“THMS Corp”), (iii) T-H Marine Supplies, LLC, a Delaware limited liability company (“T-H Marine” and collectively with THMS Corp, the “Target Companies”), and (iv) ONE WATER ASSETS & OPERATIONS, LLC, a Delaware limited liability company (“Purchaser” and together with Seller and the Target Companies, each, a “Party” and collectively, the “Parties”). Except as otherwise expressly provided herein, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, Seller is the legal and beneficial owner of (a) 99% of the issued and outstanding equity interests of T-H Marine (the “Opco Interests”) and (b) 100% of the issued and outstanding equity interests of THMS Corp (the “THMS Corp Interests” and together with the OpCo Interests, the “Purchased Interests”);

WHEREAS, THMS Corp is the legal and beneficial owner of 1% of the issued and outstanding equity interests of T-H Marine;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Purchased Interests on the terms and subject to the conditions set forth herein;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Seller’s willingness to enter into this Agreement, OneWater Marine Inc. has entered into a Limited Guaranty, dated as of the date hereof (the “Guaranty”), pursuant to which OneWater Marine Inc. has guaranteed certain obligations of Purchaser hereunder; and

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1          Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.3(b)(ii)(A).

“Accounting Principles” means (a) the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the audited financial statements for the fiscal year ended December 31, 2020, in each case, in accordance with GAAP, except as expressly modified by (b) the accounting principles, policies and procedures set forth in Schedule P-1, and (c) to the extent not addressed in clauses (a) and (b), GAAP.

“Accounts Receivable” of a Group Company means all accounts, notes, accounts receivable, Contract rights, drafts and other forms of Claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods sold or leased, services performed or to be performed, or otherwise owned by such Group Company or in which such Group Company has any interest, together with all guarantees, security agreements, mortgages and rights and interests securing the same.

“Accrued Income Tax Liabilities” means (a) the aggregate unpaid Income Tax Liabilities and obligations of the Group Companies for Pre-Closing Tax Periods that are due and payable following the Closing Date, and (b) any Tax Liabilities deferred to a Tax period (or portion thereof) beginning after the Closing Date, including such Tax Liabilities in respect of deferred revenue and any Liability for payroll, employment or similar Taxes deferred pursuant to a COVID-19 Law; provided, that the calculation of Accrued Income Tax Liabilities shall (i) to the extent applicable, be prepared in accordance with the past practice (including reporting positions and accounting methods) of the applicable Group Company in preparing Tax Returns for Income Taxes, (ii) exclude any Income Tax Liabilities resulting from actions taken by Purchaser or any Group Company on the Closing Date after the Closing outside the Ordinary Course of Business and that are not contemplated by this Agreement or in connection with financing the transactions contemplated by this Agreement, (iii) to the extent available to offset Income Taxes that are due and payable after the Closing Date, and not included in the calculation of Transaction Consideration, reflect estimated (or other prepaid) Income Tax payments, it being understood that no Tax attributes (including net operating losses), other than estimated (or other prepaid) Income Tax payments, shall be taken into account for this purpose, and (iv) be determined in accordance with Section 6.14 in the case of any Straddle Period.

“Accrued Management Fees” has the meaning set forth in the definition of “Funded Indebtedness”.

“Acquisition Transaction” has the meaning set forth in Section 6.20.

“Actual Adjustment” means (a) the Transaction Consideration as finally determined pursuant to Section 2.3(b), minus (b) the Estimated Transaction Consideration. For the avoidance of doubt, the Actual Adjustment may be a negative number.

“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(a)(i)(B).

“Adjustment Escrow Funds” means, at any time, the funds then remaining in the Adjustment Escrow Amount.

“Adjustment Time” means 11.59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, employees of the Group Companies are not Affiliates of the Group Companies solely by virtue of such employment relationship. For purposes of this Agreement and any Ancillary Document.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocable Consideration” has the meaning set forth in Section 6.12(b).

“Allocation Schedule” has the meaning set forth in Section 6.12(b).

“Ancillary Documents” means each other agreement, document, instrument or certificate expressly contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Ancillary Financing Documents” means all documents or deliverables required or requested to be delivered to a Debt Financing Source on or prior to or as a condition to the closing and funding specified in the Debt Financing Commitment Letter, including each of the following: (a) customary perfection, officer, secretary, solvency and other certificates, corporate organizational documents, good standing certificates, legal opinions, lien searches, resolutions, and other documents or deliverables, in each case, to the extent required or requested to be delivered to a Debt Financing Source to satisfy a financing condition, (b) all documentation and other information requested or required by bank regulatory authorities under applicable “know-your-customer”, beneficial ownership, anti-money laundering or similar rules and regulations and (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Purchaser or any of the Debt Financing Sources.

“Applicable Regulatory Law” means any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition (commonly referred to as “merger control Laws”) or (b) protect the national security, public interest or the national economy of any nation (commonly referred to as “foreign direct investment laws”), including but not limited to the HSR Act.

“Broker” means Citizens Financial Group, Inc.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Dallas, Texas are open for the general transaction of business.

“Cash and Cash Equivalents” means the sum (expressed in United States dollars), without duplication, of all cash and cash equivalents of the Group Companies, as of the Adjustment Time calculated in accordance with the Accounting Principles, including (a) marketable securities and short term investments that are convertible into cash within 30 days, (b) any cash in transit (including credit card receivables and ACH deposits) with respect to products that any Group Company has shipped or caused to be shipped as of the Adjustment Time (to the extent any related Accounts Receivable are reduced for the purposes of the calculation of the Net Working Capital and excluding, for the avoidance of doubt, any outgoing cash in transit to the extent any related accounts payable are reduced for the purposes of the calculation of the Net Working Capital), (d) all checks on hand and available for deposit, all checks and drafts deposited and wire transfers in process to the extent such checks, drafts or wires have not been credited by the applicable bank and any related Accounts Receivable are reduced for the purposes of the calculation of the Net Working Capital (it being understood and agreed that Cash and Cash Equivalents shall be reduced by the amount of any checks written and wires initiated by any Group Company (but not yet cashed) that reduced accounts payable as of the Adjustment Time), and (d) any amounts paid in respect of the “tail” policy pursuant to and in accordance with Section 6.5(b) if purchased by a Group Company prior to the Closing, in each case, determined in accordance with GAAP; provided, however, that notwithstanding anything to the contrary herein, any expenditure of cash or cash equivalents used to pay any portion of any Funded Indebtedness or Seller Expenses, or any distribution or dividend of cash or cash equivalents declared or made, following the Adjustment Time and prior to the Closing, shall reduce Cash and Cash Equivalents on a dollar-for-dollar basis. Notwithstanding the foregoing, “Cash and Cash Equivalents” shall not include any amounts included in Net Working Capital.

“Claim” means any claim, action, cause of action, litigation, audit, examination, investigation, suit, counterclaim, cross-claim, demand, debt, Lien, hearing, proceeding, arbitration, inquiry, review, hearing, condemnation, charge, complaint, in each case of any kind or nature, whether public or private, commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Funded Indebtedness” means the aggregate amount of all of the Funded Indebtedness of or with respect to the Group Companies as of immediately prior to the Closing.

“Closing Statement” has the meaning set forth in Section 2.3(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Affiliated Transactions” has the meaning set forth in Section 3.17.

“Company IT Systems” means the information technology and computer systems (including all software, hardware, and firmware, and including all network, information technology and telecommunication hardware and other equipment) of the Group Companies relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format) used in the conduct of the businesses of the Group Companies, including as part of any product.

“Company Existing Credit Agreement” means each of (a) that certain Loan Agreement dated April 30, 2019 among Seller, the Target Companies and Cadence Bank, N.A., as amended, and (b) that certain Subordinated Loan Agreement dated April 30, 2019 among Seller, the Target Companies, Brookside Mezzanine Fund IV, LP., as agent, and the other lenders party thereto, as amended.

“Company Existing Credit Agreement Payoff Letter” has the meaning set forth in Section 2.3(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4(b)(i) and Section 3.15.

“Company Owned IP Rights” has the meaning set forth in Section 3.11(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated June 9, 2021 from Citizens Capital Markets, Inc. to OneWater Marine, Inc.

“Contract” means any contract, agreement, grant, sub-grant, arrangement, understanding, commitment, lease, sublease, license, mortgage, bond, note or other instrument (including any instrument evidencing Funded Indebtedness), or other legally binding obligation, and all amendments thereof (whether written or oral and whether express or implied).

“COVID-19” means SARS-CoV-2 or COVID-19, any mutation, strain or variation thereof and any related or associated disease outbreaks, epidemics, pandemics or health conditions.

“COVID-19 Law” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, the Families First Coronavirus Response Act of 2020, the Paycheck Protection Program Flexibility Act of 2020, any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any Taxes, and any other Law intended to address the consequences of COVID-19, in each case, as may be amended or modified or supplemented, together with all rules and regulations and guidance issued by any Governmental Entity.

“Data Protection Requirements” has the meaning set forth in Section 3.22(a).

“Data Protection Laws” has the meaning set forth in Section 3.22(a).

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Financing Commitment Letter.

“Debt Financing Commitment Letter” means, collectively, the debt commitment letters and related redacted fee letters attached as Exhibit A, as amended, supplemented or replaced in accordance with the terms hereof.

“Debt Financing Conditions” means the conditions precedent to the Debt Financing set forth in the Debt Financing Commitment Letter.

“Debt Financing Documents” means the credit agreements, loan agreements, mezzanine note purchase agreements or similar agreements and any related security, guaranty, pledge, collateral or related agreements pursuant to which the Debt Financing will be governed.

“Debt Financing Sources” means the Persons that have committed to provide or arrange and have entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby, including the Persons named in the Debt Financing Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with each Affiliate of such Person and each such Person’s and its Affiliates’ officers, directors, employees, partners, direct or indirect equityholders, controlling parties, advisors, members, accountants, attorneys, consultants, agents, funding sources, representatives and their respective successors and assigns.

“Determination Date” has the meaning set forth in Section 2.3(c)(i).

“Disclosure Schedules” means the schedules to this Agreement referenced in Article 3, Article 4 and Article 5 hereof.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all other compensation and benefit plans, policies, programs, arrangements or payroll practices, including any Multiemployer Plan, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded or unfunded that any Group Company maintains, sponsors or contributes to, is required to contribute to or under which any Group Company has any current or potential Liability, in each case other than any benefit or compensation plan, program, policy or arrangement maintained or contributed to on behalf of service providers located outside the United States that are mandated by a Governmental Entity.

“Enforcement Costs” has the meaning set forth in Section 8.4.

“Engagement” has the meaning set forth in Section 10.18(a).

“Enterprise Value” means One Hundred Eighty-Five Million and Zero/100 Dollars ($185,000,000.00).

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential Liability (including without limitation, potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by any Group Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all applicable Laws of all Governmental Entities relating to (a) the protection of the natural environment, including natural resources, (b) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (c) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, or (iv) the handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Group Companies, or that is, or was at the relevant time, a member of the same “controlled group” as the Group Companies pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.3(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.3(a)(i).

“Escrow Amount” means the Adjustment Escrow Amount.

“Estimated Transaction Consideration” has the meaning set forth in Section 2.3(a).

“Example Statement of Net Working Capital” means the example statement of the aggregate value of certain of the current assets of the Group Companies less the aggregate value of certain of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of the close of business on August 31, 2021 in accordance with the Accounting Principles, which example statement is included as an illustrative example in the Accounting Principles attached as Schedule P-1 hereto.

“Excluded and Special Indemnity Matters” means any of the matters as set forth on Schedule 1.1.

“Existing Relief Arrangement” has the meaning set forth in Section 3.16(e).

“FCPA” has the meaning set forth in Section 3.18(a).

“Financing Reimbursement Obligations” has the meaning set forth in Section 8.3(a).

“Financial Statements” has the meaning set forth in Section 3.3(a).

“Flow of Funds” has the meaning set forth in Section 2.3(a).

“Fraud” means an intentional misrepresentation of a material fact made by a Person with respect to representations and warranties contained in this Agreement or any certificate delivered with respect thereto hereunder that constitutes actual common law fraud under the common Law of the State of Delaware.

“Funded Indebtedness” means, as of any time with respect to the Group Companies, without duplication, the aggregate amount of each of the following (including all outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any accrued interest, fees, charges, change of control payments, prepayment premiums or penalties, indemnities, breakage costs, and other costs and expenses) with respect to each of the following): (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business to the extent included as current liabilities in the calculation of Net Working Capital), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) conditional sales obligations, obligations under any title retention instrument, and contingent payment obligations, including earn-out, seller notes, purchase price adjustment, or similar obligations in respect of acquisitions or divestitures, (d) leases that are required to be capitalized in accordance with GAAP (but without regard to ASC 842 and the lease accounting standard thereunder), (e) any performance bond or letter of credit or any bank overdrafts and similar charges (but solely to the extent drawn) or any obligations with respect to any interest rate, commodity, currency or financial market swaps, options, futures, forwards, collars, caps, or other hedging or similar derivative arrangements, (f) Accrued Income Tax Liabilities, (g) any unfunded or underfunded Liabilities pursuant to any pension plan or arrangement and any unpaid severance obligations of the Group Companies with respect to employees terminated on or prior to the Closing, in each case, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith and in each case, only to the extent not otherwise reflected as current liabilities in the calculation of Net Working Capital, (h) customer deposits and layaways, (i) any monitoring, management or consulting fees, or any costs or expenses, payable to any direct or indirect equity holder of the Target Companies or any Affiliate of such equity holder and any costs and expenses payable to any such equity holder, any Affiliate thereof or any of their respective representatives, in each case to the extent incurred and unpaid as of immediately prior to the Closing (collectively, “Accrued Management Fees”) and (j) guarantees directly or indirectly, in any manner, of the obligations described in clauses (i) through (h) above of any other Person. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (i) obligations under operating leases, (ii) obligations between any Group Company and any other Group Company, (iii) letters of credit or performance bonds, to the extent undrawn, or (iv) amounts to the extent included as Seller Expenses or as current liabilities in the calculation of Net Working Capital.

“GAAP” means, as of any date of determination, United States generally accepted accounting principles as of such date of determination.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation (as applicable) and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States, foreign, international or multinational (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Target Companies and their Subsidiaries and “Group Company” shall refer to each of the Target Companies and their Subsidiaries.

“Group Company IP Rights” has the meaning set forth in Section 3.11(a).

“Guaranty” has the meaning set forth in the recitals to this Agreement.

“Hazardous Material” means any chemical, pollutant, contaminant, material, waste or substance that is hazardous, toxic, deleterious, radioactive, noxious, or harmful to human health or the environment; petroleum and petroleum products, by-products, derivatives or wastes; natural or synthetic gas usable for fuel; asbestos or asbestos-containing materials or products; per- and polyfluoroalkyl substances; polychlorinated biphenyls (PCBs) or materials containing same; lead or lead-based paints or materials; radon; fungus mycotoxins, or mold in quantities or concentrations that may adversely affect human health or materially affect the value or utility of the building(s) in which it is present.

“Health and Safety Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or other applicable Law, directive, guidelines or recommendations by any Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) in response to COVID-19.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Huntley Junior” means Jeffery Huntley Jr.

“Huntley Senior” means Jeffery Huntley Sr.

“Income Taxes” means any Tax imposed on or determined with reference to or in lieu of gross or net income or profits.

“Indemnification Escrow Amount” shall have the meaning set forth on Schedule 1.1.

“Inventory” means all raw materials, works in process, by-products, finished goods and production, packaging and other materials and supplies of each Group Company, including any such items consigned to others.

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property Rights” means all intellectual property or industrial property rights, and all other proprietary and other rights, existing anywhere in the world including all rights in, to, or under: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon; (b) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Trademarks”); (c) copyrights and registrations and applications therefor, works of authorship, mask works and all derivative works, moral rights, renewals, extensions, reversions associated with such copyrights or works of authorship; (d) computer software programs and software systems, in both source code and object code format, including databases, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces, algorithms, tool sets, user interfaces, manuals and other specifications and documentation, and all know-how related thereto, including web sites, HTML code, and firmware and other software embedded in hardware devices, developed or currently being developed; (e) all information, inventions (whether or not patentable), improvements, trade secrets, proprietary information, knowledge, practices, techniques, methods, procedures, processes, protocols, algorithms, formulae, models, results, data, designs, drawings, specifications, materials, customer lists, supplier lists, and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products and any registrations of any of the foregoing or applications therefor (collectively, “Trade Secrets”); (f) any other intellectual property or proprietary rights of any kind, nature or description; and (g) any tangible embodiments of the foregoing (in whatever form or medium).

“IP Licenses” has the meaning set forth in Section 3.11(c).

“Key Customer” has the meaning set forth in Section 3.19(a).

“Key Employees” means Jeff Huntley, Sr., Jeff Huntley, Jr., Greg Buie, David Jones, and Chris Drahman.

“Key Vendor” has the meaning set forth in Section 3.21.

“Latest Balance Sheet” has the meaning set forth in Section 3.3(a)(ii).

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, including common law, ordinance, code, treaty, constitution, judgement, rule, regulation, subpoena, award, verdict, directive, injunction, decision, decree, ruling, Order or other requirement or other pronouncement having the effect of law of any Governmental Entity, any public regulatory authority or other political subdivision of any Governmental Entity (including any COVID-19 Law and any Health and Safety Measure).

“Leased Real Property” means all real property leased by a Group Company pursuant to a Real Property Lease.

“Liability” means any liability, obligation, indebtedness or claim (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether direct or indirect, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, right of first refusal, right of first offer, preferential purchase right, preemptive right, restriction, option, conditional sales Contract, right of first refusal, easement or charge.

“Lookback Date” means the date that is five (5) years prior to the date of this Agreement; provided however, with respect to Section 3.9 (Employee Plans), the Lookback Date shall mean the date that is six (6) years prior to the date of this Agreement.

“Management Services Agreement” means that certain Management Services Agreement dated as of April 30, 2019, by and between Valesco and Seller.

“Marketing Efforts” means (a) commercially reasonable efforts by the Group Companies’ senior management team (i) to provide assistance with the preparation of the Marketing Material (including, without limitation, by participating in drafting sessions with respect thereto) and any due diligence sessions related thereto and (ii) to participate in a reasonable number of customary rating agency and bank meetings and (b) the delivery of customary authorization letters (which shall include, for avoidance of doubt, confirmation in connection with the preparation of, and provision of information relating to, Marketing Material with respect to presence or absence of material non-public information and material accuracy of the information contained therein); provided, that such letters shall state that (x) Group Companies and their Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in the Marketing Material or otherwise in connection with the Marketing Efforts and (y) the recipient of such letters or authorizations agrees that the Debt Financing Sources shall be entitled to rely only on the representations and warranties contained in any executed Debt Financing Documents.

“Marketing Material” means a customary “public side” bank book, a customary “private side” bank book, customary rating agency presentations and a customary lender presentation regarding the business, operations, financial condition, projections and prospects of the Group Companies to be used by Purchaser and the Debt Financing Sources in connection with a syndication of the Debt Financing and the obtaining of ratings with respect thereto.

“Material Contracts” has the meaning set forth in Section 3.5(a).

“Material Permits” has the meaning set forth in Section 3.8.

“Material Real Property Lease” has the meaning set forth in Section 3.16(b).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the aggregate amount of current assets of the Group Companies, on a consolidated basis, as of the Adjustment Time that are included in the line item categories of current assets specifically identified on the Example Statement of Net Working Capital, less the aggregate amount of current liabilities of the Group Companies, on a consolidated basis, as of the Adjustment Time that are included in the line item categories of current liabilities specifically identified on the Example Statement of Net Working Capital, in each case, determined on a consolidated basis without duplication, and determined in accordance with the Accounting Principles and presented on a consistent basis as the Example Statement of Net Working Capital. Notwithstanding the foregoing, Net Working Capital shall exclude (a) Income Tax assets and liabilities, and (b) any item included in the calculation of (i) Funded Indebtedness, (ii) Cash and Cash Equivalents or (iii) Unpaid Seller Expenses.

“Net Working Capital Adjustment” means (a) in the event Net Working Capital exceeds the Target Working Capital, the amount, if any, by which such excess is greater than $500,000.00, or (b) in the event Net Working Capital is less than the Target Working Capital, the amount, if any, by which such shortfall is greater than $500,000.00, in each case, if applicable; provided, that any amount which is calculated pursuant to clause (b) above shall be expressed as a negative number.

“New Plans” has the meaning set forth in Section 6.8.

“Non-Group Company Interest” has the meaning set forth in Section 3.2(d).

“OpCo Interests” has the meaning set forth in the recitals to this Agreement.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling or award promulgated or entered by or with, or any settlement or other agreement under the jurisdiction of, any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person or business, the ordinary course of business consistent with the applicable Person’s or business’s past practices.

“Outside Date” means December 31, 2021.

“Pass-Through Tax Return” means a Tax Return that reports taxable income with respect to the Group Companies but with respect to which the direct or indirect beneficial owner or owners of the Group Companies are required to pay the related Tax.

“Permit” means any permit, license, franchise, registration, variance, approval, waiver, qualification, certificate, accreditation, exemption, agreement, authorization, Order or similar right obtained from or issued or granted by any Governmental Entity.

“Permitted Liens” means (a) statutory mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable and for which appropriate reserves have been established in accordance with GAAP and are not, individually or in the aggregate, material in amount, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable and for which appropriate reserves have been established in accordance with GAAP and are not, individually or in the aggregate, material in amount, (c) encumbrances and restrictions on property (including easements, covenants, conditions, rights of way and similar restrictions) and other similar non-monetary matters of record that, in each case, do not materially interfere with the Group Companies’ present uses or occupancy of such property or otherwise materially impair the value of, or the business operations involving, such property, (d) Liens securing the obligations of the Group Companies with respect to Funded Indebtedness (provided, that such Liens shall not be Permitted Liens as of the Closing and shall be released in full in connection with the repayment of Funded Indebtedness at the Closing), (e) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby, (f) zoning, building codes and other land use Laws, restrictions and easements of record, applicable to the use or occupancy of real property or the activities conducted thereon that, in each case, do not materially interfere with the Group Companies’ present uses or occupancy of such property or otherwise materially impair the value of, or the business operations involving, such property, (g) Liens described on Schedule P-2, (h) matters that would be disclosed by a current, accurate survey of the real property that, in each case, do not materially interfere with the Group Companies’ present uses or occupancy of such property, or otherwise materially impair the business operations involving such property, (i) any right, interest or Lien of a licensor, sublicensor, licensee, or sublicensee, under any non-exclusive license, sublicense or similar agreement which do not, individually or in the aggregate, materially impair the value or business operations of the Group Companies, and (j) Liens in favor of the lessors arising by statute under applicable Law or under the applicable Real Property Lease in accordance with the applicable provisions of applicable Law or such Real Property Lease.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“PPP” means the Paycheck Protection Program as described in the CARES Act and modified by the Small Business Administration and Department of Treasury guidance documents and FAQs, subsequent interim final rules, and the Paycheck Protection Program Flexibility Act of 2020.

“Pre-Closing Tax Period” means, any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privacy Policies” has the meaning set forth in Section 3.22(a).

“Privileged Communications” has the meaning set forth in Section 10.18(a).

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.3(b)(i).

“Purchased Interests” has the meaning set forth in the recitals to this Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser Related Party” means (a) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of Purchaser and (b) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of any of the Persons described in clause (a).

“Purchaser Released Claims” has the meaning set forth in Section 9.2(a).

“Purchaser Released Parties” has the meaning set forth in Section 9.2(b).

“Purchaser Releasing Parties” has the meaning set forth in Section 9.2(a).

“Real Property Lease” means all leases, subleases or other license or occupancy agreements pursuant to which any Group Company is a tenant, subtenant, licensee or occupant as of the date hereof, together with all amendments, supplements, and modifications thereto.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, placing, disposal, dispersal, leaching or migration into or through the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the ambient air, soil, vapor, surface water, groundwater or property.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application (including general equitable principles), heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representation and Warranty Policy” has the meaning set forth in Section 6.19.

“Sanctions Laws” has the meaning set forth in Section 3.18(c).

“Scheduled IP Rights” has the meaning set forth in Section 3.11(b).

“Section 280G Approval” has the meaning set forth in Section 6.23.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Expenses” means, without duplication, the aggregate amount of fees, costs and expenses incurred in connection with or in anticipation of the negotiation and execution of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated herein or therein to the extent such fees, costs and expenses are payable, incurred by, billed to or otherwise reimbursable by any Group Company, including (a) any such fees and expenses of McGuireWoods LLP or any other attorneys, accountants, consultants or other professional service providers, (b) the fees, commissions and expenses of the Brokers or any other broker, finder, financial advisor or investment banker and all other brokerage fees, commissions, finders’ fees or financial advisory fees, (c) any transaction, success, exit, monitoring, management or consulting fees, or any costs or expenses, payable to any direct or indirect equity holder of a Group Company or any Affiliate of such equity holder and any costs and expenses payable to any such equity holder, any Affiliate thereof or any of their respective representatives under any Contract pursuant to which such fees, costs or expenses are payable, including any fees, costs and expenses payable pursuant to the Management Services Agreement in connection with the Closing, and (e) any change of control, severance payments, success, retention, transaction or similar bonuses payable to employees of the Group Companies solely as a result of or in connection with this Agreement or the consummation of the transactions contemplated hereunder (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith); provided, however, that “Seller Expenses” shall exclude (i) any amounts paid by the Group Companies in connection with the “tail” policy pursuant to and in accordance with Section 6.5(b), (ii) filing fees associated with the HSR Act filing and any other filings in connection with Applicable Regulatory Law compliance, and (iii) any transfer taxes or similar fees and obligations described in Section 6.2.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b)(i), and Section 4.4.

“Seller Party Material Adverse Effect” means any state of facts, change, event, condition, circumstance, occurrence or effect that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, assets, properties, business or results of operations of the Group Companies, taken as a whole, or (b) (x) prevents, or would reasonably be expected to prevent, Seller from consummating, or materially delay, or would reasonably be expected to materially delay, Seller’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents, or (y) prevents or materially delays Seller’s or any Target Company’s timely performance of their obligations under this Agreement or any of the Ancillary Documents in a manner that would result in, or would reasonably be expected to result in, a failure of any of the conditions to Closing set forth in Sections 7.1 or 7.2 to be satisfied; provided, however, that solely with respect to clause (a) of this definition, any state of facts, change, event, condition, circumstance, occurrence or effect arising from or resulting from the following shall not be taken into account in determining whether a Seller Party Material Adverse Effect has occurred: (i) conditions affecting the United States economy or any foreign economy generally, (ii) any national or international political or social conditions (including the engagement or cessation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, or any civil unrest in the United States or any other country), (iii) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any changes in weather, meteorological conditions or climate or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or disease outbreaks, epidemics, pandemics (including COVID-19) or public health emergencies affecting the business of the Group Companies, (v) changes in GAAP, (vi) changes in any Law, rule, regulation, Order or other binding directives issued by any Governmental Entity, (vii) any change that is generally applicable to the industries or markets in which the Group Companies operate, (viii) the public announcement of the transactions contemplated by this Agreement by reason of the identity of Purchaser or any communication made by Purchaser, the Group Companies, Seller or any of their respective Affiliates regarding their plans or intentions with respect to the business of any Group Company, including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, chairs, groups, members, licensees or others having relationships with any Group Company, (ix) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date hereof (provided, that the underlying cause of the failure to meet any projection, forecast or revenue or earnings predictions shall not be excluded from the determination of whether or not a Seller Party Material Adverse Effect has occurred to the extent not otherwise specifically excluded from this definition of Seller Party Material Adverse Effect pursuant to clauses (i) through (viii) or clause (x) of this definition), or (x) the taking of any action expressly required to be taken by this Agreement or the Ancillary Documents (including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with any of the Group Companies); provided, further, that notwithstanding the foregoing, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) of this definition, any such state of facts, change, event, condition, circumstance, occurrence or effect that has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the same or similar businesses or industries as the Group Companies, may be taken into account in determining whether a “Seller Party Material Adverse Effect” has occurred, but only to the extent of such disproportionate effect.

“Seller Released Parties” has the meaning set forth in Section 9.2(a).

“Seller Releasing Parties” has the meaning set forth in Section 9.2(b).

“Seller Related Party” means (a) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of Seller or any Group Company and (b) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (a) above.

“Stock Consideration Share” means, with respect to each of Huntley Senior and Huntley Junior, an amount equal to twenty five percent (25%) of such individual’s interest in the Estimated Transaction Consideration based on such individual’s membership interest in Seller as of immediately prior to the Closing, which membership interest is described on Exhibit D, attached hereto.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subscription Agreements” means, the subscription agreements in the form attached hereto as Exhibit C, effective as of the Closing Date, by and between OneWater Marine Inc. and each of Huntley Senior and Huntley Junior.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) a majority of the total voting power of shares of stock or other equity interests, as applicable, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof, or (b) a majority of the ownership interests, including partnership interests thereof is, in each case, at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For this purpose, a Person or Persons own a majority ownership interest in such a business entity if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Companies” has the meaning set forth in the introductory paragraph to this Agreement.

“Target Working Capital” means $24,500,000.00.

“Tax” means any federal, state, local or foreign income, gross receipts, profits, franchise, estimated, alternative minimum, sales, use, transfer, value added, goods and services, excise, stamp, customs, duties, real property, personal property, capital stock, social security, payroll, severance, occupation, unemployment, disability, premium, capital stock, withholding, or other tax, levies, fees, imposts, or charges imposed by any Governmental Entity including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Contest” shall mean any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Tax Return.

“Tax Return” means any return, declaration, report, statement, or form (including any schedule or attachment thereto or amendment thereof) filed or required to be filed with a Governmental Entity with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.4.

“Termination Fee Claim Expenses” has the meaning set forth in Section 8.4.

“T-H Marine” has the meaning set forth in the introductory paragraph to this Agreement.

“THMS Corp” has the meaning set forth in the recitals to this Agreement.

“THMS Corp Interests” has the meaning set forth in the introductory paragraph to this Agreement.

“Trade Compliance Laws” has the meaning set forth in Section 3.18(b).

“Transaction Cash Consideration” means the Transaction Consideration minus the Transaction Stock Consideration.

“Transaction Consideration” means (a) the Enterprise Value, plus (b) the amount of the Net Working Capital Adjustment (which may be a negative number), plus (c) the amount of Cash and Cash Equivalents, minus (d) the amount of Closing Date Funded Indebtedness, minus (e) the amount of Unpaid Seller Expenses.

“Transaction Consideration Dispute Notice” has the meaning set forth in Section 2.3(b)(ii)(A).

“Transaction Stock Consideration” means shares of Class A common stock, par value $0.01 per share, of OneWater Marine Inc. (the “Restricted Stock”) in an amount equal to the aggregate of each of Huntley Senior’s and Huntley Junior’s Stock Consideration Share, based upon the average closing price for such stock over the thirty (30) trading days immediately prior to the Closing Date, pursuant to the Subscription Agreements.

“Transaction Tax Deductions” means the sum of all items of losses, deductions or credits, for Income Tax purposes and without duplication, resulting from (a) the Seller Expenses (regardless of whether such items remain unpaid as of the Closing), and (b) the repayment of Funded Indebtedness at the Closing (including any amounts treated as interest for U.S. federal income tax purposes and including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof), in each case, solely to the extent such items are actually included in the computation and actually reduce the Transaction Consideration following the final determination of the Transaction Consideration pursuant to Section 2.3. The Parties hereto agree that 70% of any success-based fees are deductible f or U.S. federal Income Tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB and are included in the calculation of Transaction Tax Deductions.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unpaid Seller Expenses” means the amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing.

“Valesco” means Valesco Industries, LLC and its Affiliates.

“Waived 280G Benefits” has the meaning set forth in Section 6.23.

ARTICLE 2
CLOSING UNIT PURCHASE

Section 2.1         Closing of the Transaction. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Dallas time, on the third (3rd) Business Day after the satisfaction (or waiver) of the conditions set forth in Article 7 (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions on the Closing Date or waiver by the party entitled to waive such conditions), by electronic exchange of executed documents, unless another time, date, method or place is agreed to in writing by the parties hereto. The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.2          Equity Purchase. At the Closing, subject to the terms and conditions set forth herein, Purchaser shall acquire from Seller, and Seller shall sell, assign, transfer and deliver to Purchaser, the Purchased Interests, free and clear of all Liens other than those arising under applicable securities Laws (the “Acquisition”).

Section 2.3          Transaction Consideration.

(a)        Estimated Transaction Consideration. No later than three (3) Business Days prior to the Closing, Seller shall deliver to Purchaser a written statement (the “Closing Statement”) setting forth their good faith estimate of the Transaction Consideration (the “Estimated Transaction Consideration”) in respect of which Seller shall (A) use the actual Enterprise Value and (B) estimate in good faith (1) the amount of Closing Date Funded Indebtedness, (2) the amount of Unpaid Seller Expenses, (3) the amount of Cash and Cash Equivalents, and (4) the Net Working Capital Adjustment, together with reasonably detailed supporting documentation and information (including a reasonably detailed calculation of Accrued Income Tax Liabilities). To the extent reasonably requested by Purchaser, Seller will make available to Purchaser and its auditors and advisors all records and work papers used in preparing the Closing Statement; provided, that any information provided pursuant hereto shall be subject to the confidentiality and non-use obligations of Section 6.3. Seller shall review any comments reasonably proposed by Purchaser with respect to the Closing Statement setting forth the Estimated Transaction Consideration, and will consider, in good faith, any changes proposed by Purchaser or its representatives in good faith; provided, however, that if, after such good faith consideration and diligent efforts to resolve any disagreements (including, if applicable, direct communication between relevant advisors of Purchaser and Seller), Seller does not agree with respect to any such comments or changes, subject to Section 2.3(b), the estimates set forth in the Closing Statement delivered by Seller in accordance with this Section 2.3(a) will be utilized for purposes of calculating the Estimated Transaction Consideration, and in no event will Purchaser’s consent or approval to the estimates set forth in the Closing Statement be deemed to condition or delay the Closing. At the Closing:

(i)          Purchaser shall, for administrative convenience on behalf of Seller, deposit, or shall cause to be deposited, (A) Two Million Dollars ($2,000,000) (such amount, the “Adjustment Escrow Amount”), and (B) the Indemnification Escrow Amount, which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date among Purchaser, Seller and Citibank, N.A. (the “Escrow Agent”), and (y) in form and substance reasonably satisfactory to Purchaser and Seller;

(ii)         Purchaser shall pay, or shall cause to be paid, to Seller an amount equal to the Estimated Transaction Consideration (as reduced pursuant to the proviso to this Section 2.3(a)(ii) and the Transaction Stock Consideration, the “Closing Payment”) to an account designated by Seller in the Flow of Funds as consideration for the Purchased Interests; provided, that, notwithstanding the foregoing, Purchaser shall reduce, or cause to be reduced, the Closing Payment by an amount equal to the sum of the (x) Escrow Amount and the parties hereto acknowledge and agree that Seller shall be deemed to have received such amount at the Closing as part of the Closing Payment and immediately thereupon contributed such amounts to the Escrow Agent and (y) $175,000 to be deposited as set forth on Schedule 2.3(a)(i) and the parties hereto acknowledge and agree that Seller shall be deemed to have received such amount at the Closing as part of the Closing Payment (it being understood that any unused portion of such amount shall be for the account of Seller); and

(iii)         Purchaser shall pay, or shall cause to be paid, to each of Huntley Senior and Huntley Junior, the Transaction Stock Consideration pursuant to the terms of the Subscription Agreements, in accordance with each of their respective Stock Consideration Shares.

In addition, at the Closing, Purchaser shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, on behalf of Seller and the Group Companies, (a) the entire amount of the Closing Date Funded Indebtedness of the type referred to in clauses (i) and (ii) of the definition of Funded Indebtedness (if any) in the amounts and pursuant to wire instructions set forth in the applicable payoff letters (including with respect to the Company Existing Credit Agreement (the “Company Existing Credit Agreement Payoff Letter”), each of which shall be in form and substance reasonably satisfactory to Purchaser and the Debt Financing Sources, and (b) the Unpaid Seller Expenses in the amounts set forth in the Closing Statement pursuant to wire instructions provided to Purchaser by Seller prior to the Closing in the Flow of Funds. At least three (3) Business Days prior to the Closing Date, Seller shall provide Purchaser with a flow of funds (the “Flow of Funds”) setting forth the amounts to be paid pursuant to this Section 2.3(a) along with wire instructions therefor.

(b)          Determination of Final Transaction Consideration.

(i)           As soon as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller proposed calculations of (A) the Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Seller Expenses, and (E) the resulting Transaction Consideration (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”).

(ii)

(A)          If Seller does not give written notice of any dispute (a ”Transaction Consideration Dispute Notice”) to Purchaser within thirty (30) days of receiving the Proposed Closing Date Calculations, the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses, and the Transaction Consideration, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such thirty (30) day period, Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Purchaser, in which case the Transaction Consideration will be finally determined when such notice is given. If Seller delivers a Transaction Consideration Dispute Notice to Purchaser within such thirty (30) day period, Purchaser and Seller shall use commercially reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date Purchaser receives the Transaction Consideration Dispute Notice from Seller. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Purchaser and Seller during such thirty (30) day period of negotiations and any subsequent dispute arising therefrom and shall apply to Purchaser with respect to the Proposed Closing Date Calculations. Any item set forth in the Proposed Closing Date Calculations and not objected to in the Transaction Consideration Dispute Notice shall be final and binding on the parties hereto. If Seller and Purchaser do not agree upon a final resolution with respect to any disputed items within such thirty (30) day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of nationally-recognized, independent accounting firm, other than Seller’s accountants or Purchaser’s accounting firm, mutually agreed upon by Purchaser and Seller (such accounting firm, the “Accounting Firm”). The Accounting Firm shall be instructed, and Purchaser and Seller shall use commercially reasonable efforts to cause the Accounting Firm, to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.

(B)          Within twenty (20) days after the engagement of the Accounting Firm, Seller and Purchaser shall concurrently present their respective positions with respect to the items set forth in the Transaction Consideration Dispute Notice in the form of a written report, a copy of which shall be concurrently delivered to the other party hereto, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, that at the Accounting Firm’s request, or as mutually agreed by Seller and Purchaser, Seller and Purchaser may meet with the Accounting Firm so long as representatives of both Seller and Purchaser are present. The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by Seller and Purchaser, oral submissions by Seller and Purchaser at meetings held in compliance with the prior sentence, and on the definitions and other terms included herein (i.e., not on independent review); provided, that, in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case claimed by Purchaser or Seller in the written reports presented to the Accounting Firm. The Accounting Firm’s decision with respect to the matters in dispute shall, absent fraud or manifest error, be final and binding on the parties hereto, and any party may seek to enforce such decision in a court of competent jurisdiction in accordance with the terms hereof.

(C)          The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Purchaser, and any associated engagement fees shall be initially borne 50% by Seller and 50% by Purchaser; provided, that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between Seller and Purchaser in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. For example, if the disputed items total $1,000 and the Accounting Firm awards $600 in favor of Seller’ position, then 60% of the fees and expenses of the Accounting Firm would be borne by Purchaser and 40% of such fees and expenses would be borne by Seller. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses, and Transaction Consideration, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii)         Purchaser shall, and shall cause each Group Company to, make its financial records and the working papers of the Group Companies’ accountants available to Seller and its accountants and other representatives upon reasonable advance written notice and during normal business hours, at any time during the review by Seller and its accountants and representatives of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations pursuant to this Section 2.3(b); provided, that the independent accountants of the Group Companies after the Closing, if any, shall not be obligated to make any such work papers available to Seller unless and until Seller has signed customary access letters in form and substance reasonably acceptable to such independent accountants.

(c)          Payment of Actual Adjustment.

(i)         If the Actual Adjustment is a positive amount, Purchaser shall pay, or cause to be paid, to Seller the Actual Adjustment by wire transfer of immediately available funds, in each case, within three (3) Business Days after the date on which the Transaction Consideration is finally determined pursuant to Section 2.3(b) (the “Determination Date”). Seller will provide to Purchaser wire instructions for Purchaser to pay the Actual Adjustment pursuant to this Section 2.3(c)(i) in writing at least one (1) Business Day prior to date on which the Actual Adjustment is required to be paid pursuant to this Section 2.3(c)(i).

(ii)          If the Actual Adjustment is a negative amount, then within three (3) Business Days after the Determination Date, Purchaser and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser from the Adjustment Escrow Funds an amount equal to the lesser of (A) the absolute value of the Actual Adjustment and (B) the aggregate amount of the Adjustment Escrow Funds.  If Section 2.3(c)(ii)(A) applies, the instructions to the Escrow Agent shall direct the remaining amount of the Adjustment Escrow Funds to be released to Seller.  If Section 2.3(c)(ii)(B) applies, then on the date of the delivery of such joint written instructions, Seller shall pay to Purchaser the difference between the absolute value of the Actual Adjustment and the aggregate amount of Adjustment Escrow Funds by wire transfer of immediately available funds.

(iii)          Any amounts which become payable pursuant to this Section 2.3(c) will constitute an adjustment to the Transaction Consideration for all purposes.

Section 2.4          Withholding Taxes. Notwithstanding anything to the contrary contained herein or in any other document to the contrary, each of Purchaser, Escrow Agent or any other applicable payor shall be entitled to deduct and withhold any required Taxes from any payments to be made hereunder, which Taxes are required to be deducted or withheld with respect to the making of any such payment under applicable Law; provided, however, except with respect to (a) payments in the nature of compensation to be made to employees or former employees and (b) withholding as a result of the failure to provide the certificates described in Section 6.22, Purchaser, Escrow Agent or any other applicable payor shall use commercially reasonable efforts to provide Seller with a written notice of the intention to withhold at least five (5) Business Days prior to any such withholding and each of the applicable parties shall use commercially reasonable efforts, at the request and expense of the payee, to minimize any such withholdings or deductions. To the extent that amounts are so withheld by Purchaser, Escrow Agent or any other applicable payor, as the case may be, such withheld amounts (i) shall be remitted by Purchaser, Escrow Agent or other applicable payor, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made by Purchaser, Escrow Agent or other applicable payor, as the case may be. To the extent Purchaser, Escrow Agent or any other applicable payor, as the case may be, deducts or withholds any amount from Seller that was not required to be deducted or withheld, and provided that such amount was not remitted to any Governmental Entity, such deducted or withheld amount shall be promptly returned to the applicable payee party within ten (10) days of a reasonable good faith determination by the payor party that such amount was improperly deducted or withheld.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

The Target Companies hereby represent and warrant to Purchaser as follows as of the date hereof and, subject to Section 7.2(a) and the certificate to be delivered pursuant to Section 7.2(c)(i), as of the Closing Date:

Section 3.1          Organization and Qualification; Authority.

(a)        Each Group Company is a corporation, limited partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization. Each Group Company has the requisite corporate or other organizational power and authority to own, operate and lease the assets and properties that it purports to own, operate or lease and to carry on its business. Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary.

(b)         Seller has made available to Purchaser an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date hereof.

(c)        Each Target Company has the requisite limited liability company or corporate power, as applicable, and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate expressly contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which such Target Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which a Target Company is or will be a party and the performance by such Target Company of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of such Target Company and no other proceeding or vote (including by its equityholders) on the part of such Target Company is necessary to authorize this Agreement and each of the Ancillary Documents to which such Target Company is or will be a party or to consummate the transactions contemplated hereby or thereby.

(d)       This Agreement has been (and each of the Ancillary Documents to which a Target Company is or will be a party at or prior to the Closing will be) duly executed and delivered by each Target Company and constitutes (or, in the case of the Ancillary Documents, are or will constitute when executed) a valid, legal and binding agreement of such Target Company (assuming that this Agreement has been and the Ancillary Documents to which such Target Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against such Target Company in accordance with their respective terms, subject to the Remedies Exception.

Section 3.2          Capitalization.

(a)        The authorized capital stock of THMS Corp consists of 100 shares of common stock, no par value, of which 100 shares are issued and outstanding and constitute the THMS Corp Interests.  Seller owns, of record and beneficially, 100% of the Purchased Interests and THMS Corp owns, of record and beneficially, 1% of the issued and outstanding equity interests of T-H Marine. Except as described in the immediately preceding sentence, there are no outstanding (A) equity securities of the Target Companies, (B) securities of the Target Companies convertible into, exchangeable for or exercisable for equity securities of the Target Companies or phantom equity securities of the Target Companies, (C) options, warrants, calls, puts, subscriptions, debentures, notes, or other rights to acquire from any Person (including the Target Companies), and no obligations of the Target Companies to issue, any equity securities, securities convertible into or exchangeable for equity securities of the Target Companies or phantom equity securities of the Target Companies, or (D) phantom equity securities of the Target Companies. Except as imposed by applicable securities Laws, there are no Liens on any of the Purchased Interests or otherwise affecting the rights of any holder thereof, including any preemptive rights, rights of first refusal, rights of first offer or other preferential purchase rights.

(b)        The Purchased Interests, together with the 1% of the issued and outstanding equity interests of T-H Marine owned by THMS Corp, comprise all of the issued and outstanding equity interests of the Target Companies.  All of the Purchased Interests are duly authorized, validly issued, fully-paid and non-assessable, and no such equity interest was issued in violation of the Governing Documents of the Target Companies, any applicable Laws, any Contract to which Seller or any Target Company is bound, or any preemptive or similar right, purchase option, call or right of first refusal or offer or similar right, or restrictions on transfer. Except with respect to the documents set forth on Schedule 3.2(b), there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the equity interests of the Target Companies and neither the Target Companies nor any equity holder of the Target Companies is a party to or bound by any equity holders agreement, registration rights agreement or other similar Contract.

(c)        Schedule 3.2(c) specifically identifies all of the Target Companies’ Subsidiaries, which, together with the Target Companies, comprise the Group Companies.  Schedule 3.2(c) also sets forth a true, correct and complete list of the authorized membership interests or other equity interests of each Group Company, the amount of issued and outstanding membership interests or other equity interests of each Group Company, the names of each of the beneficial and record holders thereof and the number of membership interests or other equity interests held by each such holder. Except as set forth on Schedule 3.2(c), there are no outstanding (i) equity securities of any Group Company, (ii) other securities convertible into, exchangeable for or exercisable for equity securities of any Group Company or phantom equity securities of any Group Company, (iii) options, warrants, calls, puts, subscriptions, debentures, notes or other rights to acquire from any Person (including any Group Company), or obligation of any Group Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of any Group Company or phantom equity securities of any Group Company, or (iv) phantom equity securities of any Group Company.  Except as imposed by applicable securities Laws or as otherwise set forth on Schedule 3.2(c), there are no Liens on any interests in any Group Company or otherwise affecting the rights of any holder of any interests in any Group Company.  All outstanding equity securities of each Group Company are duly authorized, validly issued, fully-paid and non-assessable, and no such equity securities were issued in violation of any Law, any Contract to which Seller or any Group Company is a party, any preemptive or similar right, purchase option, call or right of first refusal or offer or similar right, or any restrictions on transfer, and are owned, beneficially and of record, by another Group Company or, solely with respect to the Purchased Interests, Seller. Except with respect to the documents set forth on Schedule 3.2(c), there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the equity securities of any Group Company and no Person (including any Group Company) is party to or bound by any equity holders agreement, registration rights agreement or other similar Contract with respect to the voting or transfer of the equity securities of any Group Company.

(d)        No Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, or any option, warrant or other right to acquire, at any time, any equity or similar interest in, any Person other than another Group Company (a “Non-Group Company Interest”). Schedule 3.2(d) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns directly or indirectly, any Non-Group Company Interest. All outstanding equity securities constituting Non-Group Company Interests held by any Group Company are duly authorized, validly issued, fully-paid and non-assessable, and no such equity securities were issued in violation of any Laws, any Contract to which any Group Company is a party, any preemptive or similar right, purchase option, call or right of first refusal or offer or similar right, or any restrictions on transfer, and are owned, beneficially and of record, by such Group Company.  Except for any Non-Group Company Interests set forth on Schedule 3.2(d), and except as set forth on Schedule 3.2(c) pursuant to the provisions of Section 3.2(c), there are no outstanding (i) equity securities held by any Group Company, (ii) other securities held by any Group Company convertible into, exchangeable for or exercisable for equity securities of any Person or phantom equity securities of any Person, (iii) options, warrants, calls, puts, subscriptions, debentures, notes or other rights of any Group Company to acquire from any Person, or obligation of any Person to issue to any Group Company, any equity securities or securities convertible into or exchangeable for equity securities of any Person or phantom equity securities of any Person, or (iv) phantom equity securities held by any Group Company. Except as imposed by applicable securities Laws or as otherwise set forth on Schedule 3.2(d), there are no Liens on any Non-Group Company Interests.  Except as set forth on Schedule 3.2(d), there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Non-Group Company Interests and no Group Company is party to or bound by any equity holders agreement, registration rights agreement or other similar Contract with respect to the voting or transfer of any Non-Group Company Interests.  Seller has made available to Purchaser an accurate and complete copy of each Governing Document of each Person of which such Group Company owns, directly or indirectly, any Non-Group Company Interest, in each case, as in effect as of the date hereof.

Section 3.3          Financial Statements; Undisclosed Liabilities.

(a)          Attached hereto as Schedule 3.3(a) are the following financial statements (such financial statements, the “Financial Statements”):

(i)         the audited consolidated balance sheet of the Group Companies as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of income and member’s equity and cash flows for the fiscal years then ended; and

(ii)         the unaudited consolidated balance sheet of the Group Companies as of August 31, 2021 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the year-to-date period then ended.

(b)        Except as set forth on Schedule 3.3(b), the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of notes and normal year-end adjustments that are not material, individually or in the aggregate.  The Financial Statements fairly present, in all material respects, the consolidated financial condition, results of operations, statement of members’ equity and cash flows of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of notes and normal year-end adjustments that are not material, individually or in the aggregate).  The Financial Statements are based on the books and records of the Group Companies and the allocation of charges and credits contained in the Financial Statements were made on a consistent basis for the periods indicated and arose out of bona fide licenses, sales and deliveries of goods, performance of services or other bona fide business transactions.

(c)        Except as set forth on Schedule 3.3(c), no Group Company has incurred any material Liability or obligation of any kind or nature, and there is no Claim against any Group Company, except for liabilities and obligations (i) to the extent reflected or reserved for on the Latest Balance Sheet or disclosed in the notes thereto, or (ii) that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business of the Group Companies and which are not material, individually or in the aggregate (none of which in each of clause (i) and clause (ii) include Liabilities or obligations arising from breach of Contract, breach of representation or warranty, infringement, tort or violation of Law). No Group Company maintains any “off-balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the Securities Act of 1933.

(d)        All Accounts Receivable of the Group Companies (i) resulted from bona fide sales in the Ordinary Course of Business, (ii) represent the genuine, valid and legally enforceable obligations of the account debtor, (iii) to the knowledge of the Group Companies, are subject to no defense, set-off or counterclaim and (iv) subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to Accounts Receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Group Companies, are collectible in full within ninety (90) days after billing. There has been no written assertion or, to the knowledge of the Group Companies, threat (written or oral) to the validity of any Accounts Receivable by any debtor thereof that has not been resolved.  All reserves provided for Accounts Receivable in the Latest Balance Sheet, and in the accounts since the date of the Latest Balance Sheet, have been computed in accordance with GAAP.

(e)         All Inventory, whether or not reflected in the Financial Statements, (i) consists of a quality and quantity usable and salable in the Ordinary Course of Business, (ii) is in good and marketable condition, and (iii) is not damaged or defective and complies with all contractual commitments and all express and implied warranties subject, in each case, to allowances in accordance with GAAP, if any, to the extent expressly reflected in the Financial Statements for obsolete, damaged, defective, excess or slow-moving items. All such Inventory is, and (iii) is owned by the Group Companies free and clear of all Liens, other than Permitted Liens.  Except as set forth on Schedule 3.3(e), no Inventory is held on consignment.  The Inventory set forth on the Latest Balance Sheet was valued at the lower of cost and market value and was properly stated therein in accordance with GAAP.  None of the Inventory is in the possession of others, except Inventory in transit in the Ordinary Course of Business.  No Group Company has received written or, to the knowledge of the Group Companies, oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the production and distribution of its products.

(f)        The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and with the books of account and other financial records of the Group Companies (except as may be indicated in the notes thereto), and to maintain accountability therefor, (iii) access to assets is permitted only in accordance with management’s authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) the obligations of the Group Companies are satisfied in a timely manner and as required under the terms of any applicable Contract and (vi) the Group Companies are in compliance with all applicable anti-corruption Laws.  All books, records and accounts of the Group Companies are materially accurate and complete and are maintained in all material respects in accordance with good business practices and all applicable Laws and have been made available to Purchaser.

(g)        As of the date hereof, the only Funded Indebtedness of the Group Companies of the type described in clauses (a), (b), (c), (d) or (e) of the definition of “Funded Indebtedness” is set forth on Schedule 3.3(g).

Section 3.4          Consents and Approvals; No Violations.

(a)         Except as set forth on Schedule 3.4(a), assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which any Group Company is a party or the consummation by the Group Companies of the transactions contemplated hereby or thereby, except for compliance with and filings under the Applicable Regulatory Law and applicable requirements, if any, of federal securities Laws or state “blue sky” Laws.

(b)         None of the execution, delivery or performance by the Group Companies of this Agreement or the Ancillary Documents to which a Group Company is a party nor the consummation by the Group Companies of the transactions contemplated hereby or thereby will (with or without notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) except as set forth on Schedule 3.4(b), result in a material violation or breach of, or constitute  a material default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, Material Real Property Lease or Material Permit, (iii) violate in any material respect any Order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company, as applicable, or any of their respective properties or assets or (iv) except with respect to Permitted Liens, result in the creation of any material Lien upon any of the properties or assets of any Group Company.

Section 3.5          Material Contracts.

(a)          Schedule 3.5(a) sets forth a true, correct and complete list of each of the following Contracts to which each Group Company is a party as of the date hereof (such Contracts listed on or required to be listed on Schedule 3.5(a), or that would be required to be listed on Schedule 3.5(a) if entered into following the date hereof and prior to the Closing, collectively, the “Material Contracts”):

(i)            any Contract, agreement or indenture relating to Funded Indebtedness;

(ii)          any lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iii)          any Contract pursuant to which a Group Company has agreed to sell or issue any equity securities;

(iv)          any Contract relating to an acquisition, capital expenditure, lease or disposition of (A) assets (including capital assets) or properties with a purchase or sales price (or annual rental obligations) in excess of $100,000 individually or $250,000 in the aggregate (other than sales of finished Inventory in the Ordinary Course of Business), or (B) any capital stock or other equity interest, including any acquisition, capital expenditure, lease or disposition, pursuant to which a Group Company has any remaining obligation or potential Liability;

(v)          any Contract that grants any right of first refusal, right of first offer or similar right that limits or purports to limit the ability of a Group Company to sell, transfer, pledge or otherwise dispose of any amount of assets or businesses;

(vi)          any lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Group Companies, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(vii)        any operating agreement, partnership agreement, joint venture agreement or similar arrangement involving the sharing of revenue, profits, losses, costs or Liabilities;

(viii)       any Contract prohibiting any Group Company or any Affiliate thereof from engaging in any line of business, soliciting the business of any other Person, or providing for any exclusivity, preferred treatment, “most favored nation” treatment, minimum volume commitment or similar requirement;

(ix)          any collective bargaining agreement or similar Contract with any labor union or similar organization;

(x)       any Contract for the employment, engagement or compensation of any employee, consultant or independent contractor with an annual base compensation, or reasonably estimated bonus or similar contingent compensation, in excess of $100,000;

(xi)          each Material Real Property Lease;

(xii)        any Contract that relates to the acquisition or disposition of, or investment in, any business, division or Person (whether by merger, sale of capital stock, sale of assets or otherwise), including investments in joint ventures and minority equity investments, in each case since the Lookback Date or pursuant to which any Group Company has any outstanding rights or obligations;

(xiii)       any Contract which is a settlement, conciliation or litigation “standstill” Contract entered into by any Group Company since the Lookback Date involving monetary payments to or by a Group Company in excess of $100,000 or that involves any equitable or other material non-monetary relief;

(xiv)       each Contract that is a securityholder agreement, shareholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the equity interests of a Group Company;

(xv)         any Contract with a Key Customer or Key Vendor;

(xvi)        each IP License;

(xvii)       any Contract with any Governmental Entity;

(xviii)     any Contract or other document granting any power of attorney with respect to the affairs of a Group Company outside of the Ordinary Course of Business or that is otherwise material to the business, operations, assets or properties of such Group Company; or

(xix)        any Contract that relates to any Company Affiliated Transaction.

(b)        The Target Companies have made available to Purchaser a true, correct and complete copy of all Material Contracts. Except as set forth on Schedule 3.5(b), each Material Contract is legal, valid and binding on the applicable Group Company party thereto, in full force and effect, and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Group Companies, each other party thereto except for the Remedies Exceptions. Except as set forth on Schedule 3.5(b), (i) (A) no Group Company, or to the knowledge of the Group Companies any other party thereto, is (with or without notice or the lapse of time) in material breach of, or violation or default under, any Material Contract, and (B) no event or condition has occurred or exists (with or without notice or the lapse of time) that, individually or together with other events or conditions, would reasonably be expected to constitute a breach, violation or default of any Group Company, or to the knowledge of the Group Companies any other party thereto, in any material respect, or permit termination or modification in any manner adverse to such Group Company or acceleration of any right or obligation thereunder, and (ii) no amendment or modification has been made thereto except those, if any, reflected in the copies previously made available to Purchaser or entered into following the date hereof in accordance with Section 6.1(a). Each Group Company is in compliance in all material respects with the terms and requirements of each Material Contract to which it is a party, and to the knowledge of the Group Companies, each other party to such Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract. Since the Lookback Date, no Group Company has received any written notice of, or to the knowledge of the Group Companies, oral notice of, any actual, alleged, possible or potential violation or breach of, default under, or failure to comply with, any term or requirement of any Material Contract.

Section 3.6          Absence of Changes. (a) Since the date of the Latest Balance Sheet, there has not been any state of facts, change, event, condition, circumstance, occurrence or effect that has had or would reasonably be expected to have a Seller Party Material Adverse Effect, and (b) (i) except as set forth on Schedule 3.6(b)(i), since the date of the Latest Balance Sheet, each Group Company has materially conducted its business in the Ordinary Course of Business and (ii) except as set forth on Schedule 3.6(b)(ii), since the date of the Latest Balance Sheet, there has not been, with respect to any Group Company, any:

(a)        event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Party Material Adverse Effect;

(b)         amendment of the charter, by-laws, certificate of formation, operating agreement, or other organizational documents, as applicable, of any Group Company;

(c)         split, combination or reclassification of any shares of its capital stock or membership interests, as applicable;

(d)       issuance, sale or other disposition of any of its capital stock, membership interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or membership interests, as applicable;

(e)        declaration or payment of any dividends or distributions on or in respect of any of its capital stock or membership interests, as applicable, or redemption, purchase or acquisition of its capital stock or membership interests, as applicable;

(f)          material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)        material change in the cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)       incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)          transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)         transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Rights in agreements related to any intellectual property of a Group Company except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(k)        abandonment or lapse of or failure to maintain in full force and effect any intellectual property registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in a Group Company’s Intellectual Property Rights;

(l)          material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)        any capital investment in, or any loan to, any other Person;

(n)       acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which a Group Company is a party or by which it is bound;

(o)         any material capital expenditures;

(p)         imposition of any Lien upon any of the Group Company properties, capital stock, membership interests (as applicable) or assets, tangible or intangible;

(q)         (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)         hiring or promoting any person as or to (as the case may be) except to fill a vacancy in the ordinary course of business;

(s)        adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Employee Benefit Plan or (iii) collective bargaining or other agreement with a labor union, in each case whether written or oral;

(t)       any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u)         entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)        adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)        purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)       acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)        any action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any post-closing tax period; or

(z)         any Contract or agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.7         Litigation. Except as set forth on Schedule 3.7, there is no, and since the Lookback Date there has not been any, Claim pending or, to the knowledge of the Group Companies, threatened by or against any Group Company, nor, to the knowledge of the Group Companies, does there exist any circumstances, state of facts, or other basis for any such Claim. Except as set forth on Schedule 3.7, none of the Group Companies or any of their respective assets or properties are, or have been since the Lookback Date, subject to, bound by or party to any Order, writ, injunction or decree. Except as set forth on Schedule 3.7, there are no settlements to which any Group Company is a party or by which any of its assets or properties are bound and pursuant to which such Group Company has any material outstanding Liabilities or obligations or limitations.  There is no unsatisfied judgment or similar matter outstanding against any Group Company or the business, assets or properties of any Group Company.

Section 3.8        Compliance with Applicable Law; Permits. Except as set forth on Schedule 3.8, the business of the Group Companies is in compliance in all material respects with all applicable Laws and Orders. No Group Company is in material breach or material default with respect to any Law or Order applicable to such Group Company or any of the properties, assets or affairs of such Group Company. No Group Company has received any written notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential material violation of, or failure to comply with, any Law or Order applicable to its business. The Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (collectively, “Material Permits”). No condition exists that with or without notice or the passage of time or both would reasonably be expected to constitute a breach of, or default or violation under, any such Material Permit. There is no Claim pending or, to the knowledge of the Group Companies, threatened, to revoke, suspend, withdraw or terminate any Material Permit. No Group Company has received any written notice of any violation of any Material Permit or written, or to the Target Companies’ knowledge oral, notice of any proposal to revoke, cancel, rescind, modify or refuse to renew any Material Permit.

Section 3.9          Employee Plans.

(a)         Schedule 3.9(a) set forth a true, correct and complete list of all Employee Benefit Plans.

(b)       No Employee Benefit Plan is a, and none of the Group Companies nor any ERISA Affiliate, now or since the Lookback Date sponsored, maintained, contributed to, been required to contribute to, or has or has had since the Lookback Date any Liability with respect to any Multiemployer Plan, a plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4871 of the Code, a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No material Liability under Title IV of ERISA has been or, to the knowledge of the Group Companies, is reasonably expected to be incurred by any Group Company.

(c)        Except as set forth on Schedule 3.9(c), each Employee Benefit Plan has been established, maintained, administered and funded in accordance with its terms and in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of the trust or cause the imposition of any material Liability, penalty or Tax under ERISA or the Code. All contributions and premium payments due or payable with respect to any Employee Benefit Plan or required to have been made by any Group Company with respect to any plan to which contributions are mandated by a Governmental Entity have been timely made in all material respects.

(d)        No Group Company has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code. No Employee Benefit Plan provides health, life insurance or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.

(e)        With respect to each material Employee Benefit Plan, Seller has made available to Purchaser true, correct and complete copies, to the extent applicable, of (i) each writing constituting a part of such plan and all amendments thereto, including, without limitation, all current plan and trust documents, trust agreements, and insurance Contracts and other funding vehicles, (ii) the most recent summary plan description provided to participants and any material modifications thereto, (iii) the most recent annual report (Form 5500 series) and accompanying schedules, (iv) the most recent annual financial statements and actuarial reports, (v) the most recent Internal Revenue Service determination or opinion letter and (vi) the most recent written results of all required compliance testing.

(f)        Except as set forth on Schedule 3.9(f), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will (i) result in any payment becoming due, to any current or former employee of the Group Companies, (ii) increase any compensation or benefits otherwise payable to any current or former employee, or (iii) entitle any employee of the Group Companies to payment, or accelerate the time of payment, funding, or vesting, or increase the amount of benefits due to any current or former employee of the Group Companies.

(g)        No Group Company has any obligation to “gross-up,” provide any payment or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

(h)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)         There are no pending or, to the knowledge of the Group Companies, threatened actions, claims or lawsuits against or relating to the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefits claims). To the knowledge of the Group Companies, there are no pending or threatened actions, claims or lawsuits against the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefits claims). No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity.

(j)        Each Employee Benefit Plan that is subject to the Affordable Care Act has been established, maintained and administered in material compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Group Companies and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent Liability for assessable payments under Section 4980H of the Code.

(k)      No Employee Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) that is subject to ERISA is a self-insured arrangement by any of the Group Companies or funded through a trust. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to any Tax or other penalty with respect to the reporting requirements under Sections 6055 or 6056 of the Code, as applicable, or under Sections 4980B or 4980D of the Code.

(l)         No Employee Benefit Plan covers any employees, officers, directors or other individual service providers of any of the Group Companies residing or working outside of the United States.

Section 3.10        Environmental Matters. Except as set forth on Schedule 3.10:

(a)        the business of the Group Companies is, and since the Lookback Date has been, operated in compliance in all material respects with all Environmental Laws and none of the Group Companies has received any communication from any Person alleging that any of the Group Companies is not in compliance with any Environmental Laws, and, to the knowledge of the Group Companies, there are no circumstances or conditions at any properties owned, leased, operated or used by any of the Group Companies or resulting from any of the Group Companies’ operations that could reasonably be expected to result in material noncompliance with any Environmental Laws or other material costs or Liabilities;

(b)         to the knowledge of the Group Companies, the Group Companies hold all Material Permits that are required pursuant to Environmental Laws;

(c)         no Group Company is subject to any material outstanding Order, writ, injunction or decree directed specifically at a Group Company or its assets or properties pursuant to any Environmental Law;

(d)         there is no Environmental Claim pending, or to the knowledge of the Group Companies, threatened against any of the Group Companies, and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, emission, discharge, presence or disposal of any Hazardous Materials that could reasonably be expected to form the basis of any material Environmental Claim against any of the Group Companies; and

(e)        no Group Company has placed, stored, deposited, discharged, buried, dumped, disposed of, arranged for disposal of, transported, or Released any Hazardous Materials produced by, or resulting from any Group Company’s operations, at any real property owned, leased, or operated by the Group Companies, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business (which inventories and wastes, if any, were and are stored or disposed of in material compliance with applicable Environmental Laws).

Section 3.11        Intellectual Property Rights.

(a)        Except as set forth on Schedule 3.11(a), one or more of the Group Companies exclusively owns all right, title, and interest in and to all Intellectual Property Rights owned or purported to be owned by one or more of the Group Companies (“Company Owned IP Rights”), in each case, free and clear of all Liens except for Permitted Liens, and, to the Knowledge of the Group Companies, licenses or otherwise has rights to use and exploit all other Intellectual Property Rights used, held for use, necessary or otherwise material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”).

(b)         Schedule 3.11(b) sets forth a list of all patents, patent applications, registrations and applications for registration of Trademarks and copyrights, domain names and social media accounts owned by each Group Company (the “Scheduled IP Rights”). All of the Scheduled IP Rights are subsisting, and the registered or patented items included in the Scheduled IP Rights are valid and enforceable. All registration, maintenance, and renewal fees currently due in connection with such Scheduled IP Rights have been paid and all material documents, recordations, and certificates in connection with such Scheduled IP Rights currently required to be filed have been filed with the relevant patent, copyright, Trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining, and perfecting such Scheduled IP Rights and recording the Group Companies’ ownership interests therein.

(c)         Schedule 3.11(c) sets forth a list of all Contracts pursuant to which (i) any Company Owned IP Rights are licensed to any third party (other than non-exclusive licenses granted to customers in the Ordinary Course of Business), (ii) any Group Company IP Rights owned by any third party are licensed to any Group Company (other than non-exclusive licenses for non-customized, commercially available software with annual license fees of less than $50,000), or (iii) a Group Company is granted or grants a covenant not to sue or assert with respect to any Intellectual Property Rights that is not otherwise included in (i) or (ii) (collectively, “IP Licenses”).

(i)          Except as set forth on Schedule 3.11(c)(i), no Group Company has been served with any, and, to the Group Companies’ Knowledge there are no, claims currently pending or filed against any Group Company before any Governmental Entity, and, since the Lookback Date, no Group Company has received any written allegations or written threats, in each case (x) alleging that any Group Company is currently infringing, misappropriating or violating, or has infringed, misappropriated or violated, the Intellectual Property Rights of any other Person, (y) alleging any breach of any agreement pursuant to which any Group Company is a licensee of any Intellectual Property Rights or (z) contesting or otherwise challenging the Group Companies’ ownership of any Company Owned IP Rights or the validity of any Company Owned IP Rights or the right of any Group Company to exercise its rights in any Group Company IP Rights. Since the Lookback Date, no Group Company has received any written communication that involves an offer to license or grant any rights or immunities under any third-party Intellectual Property Rights (other than offers to license software), or received any charge, complaint, claim, demand, or notice, in each case in writing, alleging any of the foregoing.

(ii)          Except as set forth on Schedule 3.11(c)(ii), no Group Company has asserted any written claim or written demand against any Person related to any actual, suspected, or alleged infringement, misappropriation, or other violation or dilution of any Company Owned IP Rights, and there are no claims currently pending that have been brought by any Group Company against any Person before any Governmental Entity alleging infringement or misappropriation of any Company Owned IP Rights.

(d)       Except as set forth on Schedule 3.11(d), to the Group Companies’ Knowledge, (i) the conduct of the business of the Group Companies (as previously conducted since the Lookback Date, as currently conducted), and the use of the Company Owned IP Rights, does not infringe or misappropriate, violate or dilute, and has not infringed, violated or diluted, any Intellectual Property Rights of any Person, and (ii) to the knowledge of the Group Companies, no Person is currently infringing or misappropriating any Company Owned IP Rights. The Group Companies have taken commercially reasonable actions to maintain and protect the Trade Secrets owned or used by the Group Companies. All use, disclosure, or appropriation of any confidential or non-public information not owned by any Group Company has been pursuant to the terms of a written agreement between the applicable Group Company and the owner of such confidential or non-public information and is otherwise lawful.

(e)        Except as set forth on Schedule 3.11(e), neither the execution, delivery, or performance of this Agreement or any Ancillary Document nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of any Group Company IP Rights; (ii) the release, disclosure, or delivery of any Group Company IP Rights by or to any escrow agent or other Person, including pursuant to the terms of any source code escrow agreement; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Group Company IP Rights. To the Group Companies’ Knowledge, the Group Company IP Rights are sufficient for the conduct of the Group Companies’ business as currently conducted.

Section 3.12        Labor Matters.

(a)         No Group Company is party to or bound by any collective bargaining agreement or similar Contract with any labor organization with respect to its employees, (ii) there is no labor strike, material slowdown, work stoppage, lockout or similar labor dispute pending or, to the knowledge of the Group Companies, threatened against or affecting any Group Company, (iii) to the knowledge of the Group Companies as of the date hereof, no union organization campaign is in progress with respect to any employees of any Group Company, (iv) to the knowledge of the Group Companies, there is no unfair labor practice charge or complaint or material labor arbitration pending before the National Labor Relations Board or similar Governmental Entity to which any Group Company is a party, and (v) to the knowledge of the Group Companies, there are no charges to which any Group Company is a party pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b)         Since the Lookback Date, no Group Company has implemented any employee layoffs without complying in all material respects with the Worker Adjustment and Retraining Notification Act or any similar state Law, where applicable.

(c)         Each Group Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws relating to labor, employment and fair employment practices, including, without limitation, all applicable Laws relating to hiring, discharge and/or terms and conditions of employment, discrimination in employment, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state or local Laws), wages and hours, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues, labor relations, unemployment insurance, occupational safety and health and employment practices, work visas and/or employment authorization (including the Immigration Reform and Control Act). Each Group Company is, and since the Lookback Date has been, in compliance in all material respects with all employee-related tax and other withholding requirements. Each Group Company has complied with or satisfied in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and no Group Company currently employs, or since the Lookback Date has ever employed, any employee who is not permitted to work in the jurisdiction in which such employee was employed.

(d)         No Group Company is delinquent in payment to any of its current or former directors, officers, employees, consultants or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or in payments owed upon any termination of such Person’s employment or service. Each Group Company has paid in full to all independent contractors and consultants or accrued in its Financial Statements all remuneration due to or on behalf of such independent contractors and consultants for services performed by them through the Closing Date.

(e)       To the knowledge of the Group Companies, no employee or other individual service provider of any of the Group Companies is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any Governmental Entity that would materially interfere with the use of such Person’s best efforts to promote the interests of the Group Companies or that would materially conflict with the Group Companies’ business as currently conducted and as currently proposed to be conducted. To the knowledge of the Group Companies, (i) no officer or Key Employee, or group of Key Employees, intends to terminate their employment with the Group Companies, and no member of the Group Companies has a present intention to terminate the employment of any of the foregoing other than in the Ordinary Course of Business, and (ii) no officer or Key Employee has received an offer to join a business that is competitive with the business activities of the Group Companies.

(f)         Since the Lookback Date, (i) to the knowledge of the Group Companies, no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Group Companies, and (ii) no Group Company has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, officer, director or other individual service provider of any of the Group Companies.

Section 3.13       Insurance. Schedule 3.13 contains a true, correct and complete list of all insurance policies and bonds owned or held by the Group Companies or under which any Group Company is a named insured as of the date hereof (such insurance policies and bonds listed on or required to be listed on Schedule 3.13, or that would be required to be listed on Schedule 3.13 if entered into following the date hereof and prior to the Closing, collectively, the “Insurance Policies”), true, correct and complete copies of which, including all endorsements, have been made available to Purchaser. All Insurance Policies are in full force and effect, no Group Company is in material breach of, or material default or material violation under, such Insurance Policies and no written notice (or to the knowledge of the Group Companies, oral notice) of early cancellation or early termination has been received by any Group Company with respect to any such Insurance Policy. Except for deductibles under the Insurance Policies, the Group Companies are not self-insured. Schedule 3.13 lists each open claim under the Insurance Policies made by a Group Company and each other claim made by a Group Company since the Lookback Date. No Group Company or any Affiliate of the foregoing has cancelled or received written notice of any material increase of the premiums with respect to, cancellation of, non-renewal or threatened cancellation or non-renewal of, any Insurance Policy without replacement thereof. There are no claims (other than health insurance claims and each worker’s compensation and any other claim involving less than $50,000 per claim) under any of the Insurance Policies, or any other policies that the Insurance Policies renewed or replaced, as to which any insurance company has notified any Group Company that it is denying liability or defending, questioning or disputing under a reservation of rights or similar clause any such claim.  Since the Lookback Date, no Group Company has received any written or, to the knowledge of the Group Companies, oral notice from, or on behalf of, any insurance carrier (i) relating to any refusal to issue any insurance policy or (ii) requiring or suggesting any material alteration of any assets, purchase of additional equipment or material modification of any of any Group Company’s methods of doing business. The Insurance Policies are of the type and in the amounts (including coverage and deductible amounts) customarily carried by Persons conducting a business similar to the Group Companies and are sufficient for compliance with all applicable Laws and Contracts to which any Group Company is a party or by which the assets or properties of any Group Company is bound.

Section 3.14        Tax Matters. Except as set forth on Schedule 3.14:

(a)       each of the Group Companies (i) has prepared and timely filed (or has had so prepared and filed on its behalf) all income and other material Tax Returns required to be filed by or with respect to such Group Company, as applicable, and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid (or has paid on its behalf) all income and other material Taxes shown as due and payable on such Tax Returns, (iii) has withheld and timely paid all material Taxes required to be withheld in connection with any amounts paid or owing to employees, creditors, shareholders, independent contractors and other third parties, and has complied, in all material respects, with information reporting, collection and retention provisions of applicable Laws with respect thereto;

(b)        any Liability of the Group Companies for Taxes not yet due and payable, or which are being contested in good faith, does not exceed the amount shown on the face of the Latest Balance Sheet (disregarding timing differences) as adjusted for the period thereafter through the Closing Date assuming the business is operated in the Ordinary Course of Business;

(c)        no audit, investigation, action, suit, examination or other administrative or court proceedings are in progress or pending with, or asserted in writing by, any Governmental Entity with respect to Taxes or Tax Returns of the Group Companies; no written claim has been made by a Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that any Group Company, as the case may be, is or may be subject to taxation by that jurisdiction;

(d)        no Group Company has consented to extend the time (other than automatic extensions), or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority, including the waiver or extension of any applicable statute of limitation (other than any extension which is no longer in effect);

(e)        no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes which has not since been satisfied by payment or been withdrawn, and the Group Companies have made available to Purchaser for inspection copies of any notice of deficiency received since the Lookback Date;

(f)         no Group Company (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax Return or (ii) has any Liability for Taxes of another Person other than any Group Company under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as transferee or successor, or by Contract (other than any commercial agreements that do not relate primarily to Taxes);

(g)        no Group Company is a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement or arrangement with any Taxing authority, in each case, nor is there any outstanding request for such rulings or agreements;

(h)        no Group Company is a party to or has engaged in any “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations (or any similar provision of state, local or foreign Law);

(i)          no Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period beginning on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount received or deferred revenue accrued prior to the Closing; and

(j)          there are no Liens for Taxes upon any of the assets or properties of any Group Company, other than Permitted Liens.

The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties in this Agreement with respect to Tax matters.  Nothing in this Agreement (including this Section 3.14) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, or limitations on (or availability of) any Tax attribute of any Group Company.

Section 3.15        Brokers. Except as set forth on Schedule 3.15, no broker, finder, financial advisor or investment banker, other than the Brokers (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.16        Real and Personal Property.

(a)         None of the Group Companies owns any real property.

(b)       Schedule 3.16(b) sets forth a true, correct and complete list of each Real Property Lease pursuant to which the aggregate annual rental payments equal or exceed $25,000 (each, a “Material Real Property Lease”), and lists the address of each Leased Real Property that is subject to a Material Real Property Lease, the current use of such Leased Real Property, and the base rental rate and expiration date of the current term of such Material Real Property Lease. (i) Each Material Real Property Lease is legal, valid and binding on the Group Company party thereto, in full force and effect, and enforceable in accordance with its terms (subject to the Remedies Exception), (ii) the Group Company party thereto has a legal, valid, enforceable and existing leasehold interest in all Leased Real Property, subject to no Lien except for Permitted Liens, (iii) none of the Group Companies, and, to the knowledge of the Group Companies, none of the other parties thereto, are in default under any Material Real Property Lease nor is there any event or circumstance which, with the passage of time or giving of notice (or both), would constitute a default under any Material Real Property Lease, (iv) except as set forth on Schedule 3.16(b), no Group Company has leased, subleased, assigned, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property and no Person, other than the Group Companies, uses or occupies (or has a right to use or occupy) the Leased Real Property or any portion thereof, (v) all brokerage commissions and other compensation and fees payable by reason of the Material Real Property Leases have been paid in full, (vi) no Group Company has waived any material rights under any Material Real Property Lease which would, without such waiver, be exercisable by such Group Company after the date hereof, (vii) except as set forth on Schedule 3.16(b), no renewal or extension right or option in any Material Real Property Lease has been exercised beyond the current term of such Material Real Property Lease. The Leased Real Property constitutes, in all material respects, all of the real property necessary to conduct the business of the Group Companies as currently conducted.  Seller has made available to Purchaser prior to the date hereof a true and correct copy of all Material Real Property Leases, and none of such Material Real Property Leases has been modified or any options exercised thereunder, except to the extent that such modifications or exercises of such options have been disclosed to Purchaser in writing prior to the date hereof.

(c)       All improvements, building systems and fixtures applicable to the Leased Real Property are structurally sound, in good condition and repair, subject to ordinary wear and tear, and have not suffered any material casualty or other material damage that has not been repaired in all material respects. There is no pending or, to the knowledge of the Group Companies, threatened condemnation, eminent domain or similar proceeding affecting all or any part of the Leased Real Property and no Group Company has received any written notice thereof. The current use and occupancy of the Leased Real Property is in material compliance with all applicable building, zoning, land use and similar Laws, ordinances, regulations and Orders of Governmental Entities and no Group Company has received written notice of material violation thereof.

(d)         Except for properties and assets sold or otherwise disposed of in the Ordinary Course of Business of the Group Companies since the date of the Latest Balance Sheet, the Group Companies collectively have good and valid title to, or hold under legal, valid, existing and enforceable leases, all material machinery, equipment and other tangible personal property reflected on the Latest Balance Sheet or otherwise used in the Ordinary Course of Business of the Group Companies, subject to no Lien except for Permitted Liens. The assets and properties held, owned or leased by the Group Companies are adequate, suitable and sufficient for the continued conduct of this businesses after the Closing in substantially the same manner as conducted by the Group Companies during the past twelve (12) months and as currently proposed to be conducted.  All improvements, systems, equipment, machinery and fixtures on the Leased Real Property, and all other items of tangible personal property held, owned or leased by the Group Companies, (i) are in good condition and repair, subject to ordinary wear and tear, (ii) are adequate for the uses to which they are being put, (iii) have not suffered any material casualty or other material damage that has not been repaired, and (iv) are not in need of any material maintenance or repairs.

(e)          Schedule 3.16(e) sets forth a true, correct and complete list of all Real Property Leases pursuant to which a Group Company has entered into a rent deferral or similar rent relief arrangement with the landlord thereunder (each, an “Existing Relief Arrangement”), and the Target Companies have delivered to Purchaser true, correct and complete copies of all documents evidencing any Existing Relief Arrangement, and to the extent copies of such documents are not available, the Target Companies have delivered a reasonable description of any such Existing Relief Arrangement.  Each Existing Relief Arrangement is a legal, valid and binding obligation on the landlord thereunder, in full force and effect, and enforceable in accordance with its terms against such landlord.

Section 3.17       Transactions with Affiliates. Schedule 3.17 sets forth all Contracts and transactions between any Group Company, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of a Group Company or any immediate family member of the foregoing Persons or any entity in which any of the foregoing Persons owns, directly or indirectly, material equity interests (other than any Group Company), on the other hand (except for any employment arrangements entered into in the Ordinary Course of Business, including any Employee Benefit Plans). Such transactions or arrangements described in the immediately preceding sentence are referred to herein collectively as “Company Affiliated Transactions”. Except as set forth on Schedule 3.17, no Affiliate (other than a Group Company), director, officer, employee, partner, member, manager or direct or indirect equity holder of a Group Company, or any immediate family member of the foregoing Persons or any entity in which any of the foregoing Persons owns, directly or indirectly, equity interests, (a) owns or has any other interest in any material assets or properties, tangible or intangible, which is used by a Group Company in the conduct of its business, (b) has any material commercial relationship (including as landlord, tenant, vendor, distributor, customer, consultant, lender, creditor, borrower, creditor, supplier, licensee, licensor, representative or other business relationship) with any Group Company, (c) has any ownership or other interest in or has made any loan to, or is a director (or applicable equivalent), officer or employee of any Key Vendor or Key Customer of the Group Companies, or (d) is a party to any Claim that is pending or, to the knowledge of the Group Companies, threatened, against any Group Company.

Section 3.18       International Trade Laws; Anti-Corruption; Industry Certifications. The business of the Group Companies is operated, and since the Lookback Date has been operated, in compliance in all material respects with all applicable import, export, economic sanctions, anti-terrorism, anti-bribery, anti-corruption and anti-boycott Laws and regulations. Since the Lookback Date, none of the Group Companies, nor any of their respective officers, directors, or employees, nor to the knowledge of the Group Companies, any agent or other Persons authorized to act and acting on behalf of the Group Companies, have made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or, knowingly, indirectly, to any Person in violation of applicable anti-bribery or anti-corruption Laws in connection with the business of the Group Companies. Since the Lookback Date, no Group Company, nor any officer, director or employee of any Group Company, or to the knowledge of the Group Companies, any other Person acting on behalf of any Group Company, is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any import, export, economic sanctions, anti-terrorism, anti-boycott, anti-bribery or anti-corruption Laws, rules and regulations, in each case, of any jurisdiction applicable to the Group Companies, and no such investigation, inquiry or proceedings have been threatened in writing or, to the knowledge of the Group Companies, orally. Each Group Company has obtained all required material registrations and other certifications (including industry or trade group certifications) required for it to provide its services or sell or distribute its goods or products, in all applicable jurisdictions in which it currently conducts its business, and has otherwise complied in all material respects with industry standards applicable to it and its services, goods or products, in each case, in respect of the provision of any particular service, or the sale or distribution of any particular goods or products, as applicable, in such jurisdictions.  Since the Lookback Date, no Group Company has made any voluntary disclosure with respect to a possible violation of any economic sanctions, anti-terrorism, anti-bribery, anti-corruption or anti-boycott Law.  Without limiting the generality of the foregoing:

(a)       Since the Lookback Date, neither any Group Company nor any officers, directors, employees of any Group Company, nor, to the knowledge of the Group Companies, the agents, or members, shareholders, distributors, representatives or other persons acting on the express, implied or apparent authority of any Group Company, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the business of the Group Companies, including, without limitation, any offer, payment or promise to pay money or other thing of value (i) to any “Foreign Official” (as that term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), political party (or official thereof) or candidate for political office for the purposes of corruptly influencing any act, decision or omission in order to assist any Group Company in obtaining business for or with, or directing business to, any Person, or to obtain any improper advantage, or (ii) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes.  The business of the Group Companies is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements.  No Group Company has otherwise taken any action that would cause any Group Company to be in violation of the FCPA or any other applicable anti-bribery or anti-corruption Laws. There is no charge, Claim or, to the knowledge of the Group Companies, investigation by any Governmental Entity with respect to a violation of the FCPA or any other applicable anti-bribery or anti-corruption Law that is now pending or, to the knowledge of the Group Companies, has been asserted or threatened with respect to any Group Company.

(b)        The Group Companies, their Affiliates, and their respective officers, directors, managers, employees and, to the knowledge of the Group Companies, agents have complied since the Lookback Date, and are in compliance with, in all material respects,  all applicable trade compliance Laws, which include any requirement of Law relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services including: the Arms Export Control Act, 22 U.S.C. § 2751 et seq.; Export Administration Act, 50 U.S.C. §§ 2401-2420 (2000); Export Administration Regulations, 15 C.F.R. Parts 730 et seq.; International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706 (2000); International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130.; and import regulations administered by U.S. Customs and Border Protection (CBP) (collectively, “Trade Compliance Laws”).  There is no charge, Claim or, to the knowledge of the Group Companies, investigation by any Governmental Entity with respect to a violation of any applicable Trade Compliance Laws that is now pending or, to the knowledge of the Group Companies, has been asserted or threatened with respect to any Group Company.

(c)        The Group Companies, their Affiliates, and their respective officers, directors, managers, employees and, to the knowledge of the Group Companies, agents have complied since the Lookback Date, and are in compliance with, in all material respects, all applicable statutes, regulations, and executive orders related to the imposition of economic sanctions or embargoes by the United States government including, but not limited to, all regulations, Laws and policies administered by the U.S. Department of Treasury, OFAC (collectively, “Sanctions Laws”).  No Group Company has, without required authorization from the relevant Governmental Entity, (i) imported any goods from, or exported any goods to, any Embargoed Country, (ii) directly or indirectly engaged in any business transaction including, without limitation, the purchase, sale, transportation, swap, financing, licensing, leasing, or brokering of any good or service in or with an Embargoed Country or any good or service owned or controlled by any Governmental Entity of an Embargoed Country, (iii) made any direct or indirect investment, loan, commitment of funds or assets, or extension of credit in or to any Embargoed Country or in or to any property (including entities) owned or controlled by any Governmental Entity of an Embargoed Country, (iv) dealt, directly or indirectly, in any property (including, without limitation, any Contract or service) in which any Governmental Entity of an Embargoed Country or any Specially Designated National has had any interest or (v) conducted any business with or in an Embargoed Country. The Group Companies, their Affiliates, and their respective officers, directors, managers, employees and, to the knowledge of the Group Companies,  agents have not engaged in any other transactions, or otherwise dealt, with any Person with whom U.S. Persons are prohibited from dealing under applicable Laws, including, for example, any Specially Designated Nationals or Blocked Persons.

Section 3.19        Key Business Relationships.

(a)         Schedule 3.29(a) sets forth a true, correct and complete list of (i) the top ten (10) customers of the Group Companies based on revenue generated for the fiscal year period ended December 31, 2019, for the fiscal year period ended December 31, 2020, and for the current fiscal year up to the date of the Latest Balance Sheet (each, a “Key Customer”, and together, the “Key Customers”) and the amount of such revenue generated with respect to each Key Customer in each period, and (ii) the top ten (10) vendors or suppliers of the Group Companies based on expenses for the fiscal year period ended December 31, 2019, for the fiscal year period ended December 31, 2020, and for the current fiscal year up to the date of the Latest Balance Sheet (each, a “Key Vendor”, and together, the “Key Vendors”) and the amount of such expenses incurred with respect to each Key Vendor in each period.

(b)        During the past twelve (12) months, no Group Company has at any time delivered to, or received from, any Key Customer or Key Vendor any written notice or written allegation of a material default or breach with respect to any Contract to which any Key Customer or Key Vendor is a party. None of the Key Customers or Key Vendors has (i) terminated or failed to renew or given written, or to the knowledge of the Group Companies, oral notice to any Group Company evidencing its intention to terminate or fail to renew its relationship with such Group Company, (ii) been in a material dispute with any Group Company during the past twelve (12) months, (iii) solely with respect to the Key Customers, given written, or to the knowledge of the Group Companies, oral notice to any Group Company evidencing that it plans to materially reduce the quantity of products or services that it purchases from such Group Company (other than reductions due to COVID-19) or otherwise materially alter the terms of its commercial relationship in a manner that would be detrimental to such Group Company, (iv) solely with respect to the Key Vendors, given written, or to the knowledge of the Group Companies, oral notice to any Group Company, evidencing that it plans to materially reduce the quantity of products or services that it provides to such Group Company or otherwise materially alter the terms of its commercial relationship in a manner that would be detrimental to such Group Company, (v) given written, or to the knowledge of the Group Companies, oral notice to any Group Company evidencing that it intends to refuse to pay any amount due to any Group Company or seeks to exercise any remedy against any Group Company, or (iv) given written, or to the knowledge of the Group Companies, oral notice to any Group Company evidencing that it desires or intends to effect a change to any of its Contracts with any Group Company that would reduce the profit margin that any Group Company is expected to achieve with respect to such Contract or otherwise change the material terms of any such Contract or change the type of Contract by which such Key Customer or Key Vendor purchases or supplies goods or services, as applicable.

Section 3.20        Product Warranty and Product Liability.

(a)        Schedule 3.20(a) sets forth a true, correct and complete list of (i) each warranty, product liability or guaranty Claim made against any Group Company that has, or would reasonably be expected to involve, a cost to such Group Company in excess of $100,000 individually or $250,000 in the aggregate, and (ii) each recall required to be taken, in each case of clauses (i) and (ii), with respect to any good or product sold by or any service provided by, or on behalf of, any Group Company at any time since the Lookback Date. All warranty, product liability and guaranty Claims listed on Schedule 3.20(a) have been resolved and no Group Company has any further Liability with respect thereto. No warranty, product liability or guaranty Claim or series of Claims with respect to goods or products sold, or services provided by, any Group Company has resulted in a cost or Liability to any Group Company in excess of $100,000 individually or $250,000 in the aggregate in any twelve (12)-month period since the Lookback Date.  Since the Lookback Date, all goods and products manufactured, sold or distributed by, or on behalf of, any Group Company have conformed, in all material respects, with all applicable Law and all applicable Contract commitments.  No Group Company has any Liability for replacement, reservicing or repair, or any other warranty, product liability or guaranty Claim, in connection with any good or product sold by or any service provided by, or on behalf of, any Group Company in excess of reserves established therefor on the Latest Balance Sheet.  Except as set forth on Schedule 3.21(a), the Group Companies have not sold any products or delivered any services that included a warranty for a period of longer than twelve (12) months.

(b)      Except as set forth on Schedule 3.20(b), since the Lookback Date, no Group Company has received written notice (or, to the knowledge of the Group Companies, oral notice) of any recalls ordered by any Governmental Entity or any vendor or supplier of the Group Companies with respect to any goods, products, inventory or services offered, sold or provided to or by any Group Company. Since the Lookback Date, there has not been any Order or Claim (and no Group Company has received written notice, or, to the knowledge of the Group Companies, oral notice, thereof) by any Governmental Entity or any customer, vendor or supplier of the Group Companies, declaring or alleging any of the goods, products or inventory sold or distributed or services provided by any Group Company to be defective or unsafe nor, to the knowledge of the Group Companies, does there exist any circumstances, state of facts, or other basis for any such Claim or Order.  Except as set forth in Schedule 3.20(b), no Group Company has any Liability arising out of any death or injury to individuals, or loss of or damage to property, as a result of the ownership, possession or use of any product manufactured, sold, used, repaired, leased, installed, distributed or delivered by or on behalf of any Group Company, or the performance of any service by or on behalf of any Group Company and, to the knowledge of the Group Companies, there exists no circumstances, state of facts, or other basis for any such Liability.

Section 3.21        COVID-19 Matters. Except as set forth on Schedule 3.21, no Group Company has participated in any COVID-19-related programs (including the PPP) or sought or received benefits, advances or relief thereunder or under any other COVID-19 Laws. Except as set forth on Schedule 3.21, no Group Company has claimed any Tax credit or deferral pursuant to a COVID-19 Law.

Section 3.22        Privacy and Data Security.

(a)       Each Group Company complies with, and has at all times complied with, (i) all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, data transfer, electronic communications, telephone and/or text message communications, marketing by email or other channels and data breach notification (“Data Protection Laws”), (ii) all published, posted and internal policies, procedures, agreements and notices relating to the Group Companies’ collection, use, storage, disclosure, or cross-border transfer of Personal Data (“Privacy Policies”), and (iii) any Contracts or codes of conduct relating to the collection, processing, access, use, storage, disclosure, or transmission of Personal Data (collectively with Data Protection Laws and Privacy Policies, the “Data Protection Requirements”).

(b)        Each Group Company established and maintains, and has maintained, commercially reasonable physical, technical, and administrative security measures and policies, compliant with applicable Data Protection Requirements, that (i) identify internal and organizational risks to the confidentiality, integrity, security, and availability of Personal Data or business data and data systems taking into account the sensitivity of the data or systems; (ii) protect the confidentiality, integrity, security, and availability of such Group Company’s software, systems, and websites that are involved in the collection or processing of Personal Data or business data and data systems; (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any breach of security compromising Personal Data or business data and data systems; and (iv) ensure the proper disposal of Personal Data and other information, when required or otherwise appropriate.

(c)        Except as set forth on Schedule 3.22(c), since the Lookback Date, no Group Company has experienced any failures, crashes, security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents related to Personal Data or business data and data systems that would require notification of individuals, other affected parties, Law enforcement, or any Governmental Entity. No Group Company has received any subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the knowledge of the Group Companies, no Group Company is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law. No notice, complaint, claim, audit, enforcement action, proceeding or litigation of any kind has been served on, or initiated against, any Group Company by any private party or Governmental Entity under any Data Protection Requirement. There has been no unauthorized or illegal use of, or unauthorized or illegal access to, any non-public data or information (including Personal Data) on the Company IT Systems.

(d)        The execution, delivery and performance of this Agreement shall not cause, constitute or result in a breach or violation of any Data Protection Requirement.

(e)        The Company IT Systems: (i) are sufficient in all material respects for the Group Companies’ current needs in the operation of the businesses of the Group Companies as currently conducted and as currently proposed to be conducted, having sufficient capacity and maintenance and support requirements to satisfy the requirements of the business of the Group Companies with regard to information and communications technology, data processing and communications, (ii) provide for the back-up and recovery of material data consistent with recovery plans, procedures, and facilities implemented by the Group Companies and (iii) are in material compliance with all applicable Data Protection Requirements. Except as set forth on Schedule 3.22(c), the information stored in the Company IT Systems has been adequately protected by the Group Companies from unauthorized use, access, or modification by any Person, including through the establishment and implementation of commercially reasonable information security controls, vulnerability management programs, and disaster recovery and business continuity practices. The Company IT Systems do not contain any computer code or any other mechanisms which may (x) disrupt, disable, erase, or harm in any way such Company IT Systems’ operation, or cause the Company IT Systems to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (y) permit any Person to access, without authorization, the Company IT Systems or any data, product or system containing or used in conjunction with such Company IT Systems.

Section 3.23       Bank Accounts. Schedule 3.23 sets forth a true, correct and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which each Group Company has an account or safe deposit box or which is otherwise used in the business of the Group Companies, including the names of all Persons authorized to draw thereon or to have access thereto, as well as the account numbers and account types.  Except as set forth on Schedule 3.24, all funds in bank accounts of the Group Companies are held on demand deposit and are not subject to any restriction or limitation as to withdrawal.

Section 3.24      EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, THE ANCILLARY DOCUMENTS AND IN ANY CERTIFICATES OR INSTRUMENTS DELIVERED PURSUANT HERETO, NONE OF THE GROUP COMPANIES MAKES AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND EXCEPT AS SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, THE ANCILLARY DOCUMENTS AND IN ANY CERTIFICATES OR INSTRUMENTS DELIVERED PURSUANT HERETO, THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, THE ANCILLARY DOCUMENTS AND IN ANY CERTIFICATES OR INSTRUMENTS DELIVERED PURSUANT HERETO, SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES SET FORTH IN THIS AGREEMENT, THE DISCLOSURE SCHEDULES, THE ANCILLARY DOCUMENTS AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED PURSUANT HERETO. NOTHING IN THIS SECTION 3.24 SHALL LIMIT, RESTRICT OR PROHIBIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) UNDER THE REPRESENTATION AND WARRANTY POLICY OR IN RESPECT OF FRAUD.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants severally as to itself only, and not jointly with any other Person, to Purchaser as follows as of the date hereof and, subject to Section 7.2(a) and the certificate to be delivered pursuant to Section 7.2(c)(i), as of the Closing Date:

Section 4.1         Organization. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Seller has the requisite organizational power and authority to own, operate and lease the assets and properties that it purports to own, operate or lease and to carry on its business. Seller is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to (x) have a material adverse effect on Seller’s ownership of or ability to transfer the Purchased Interests as of the Closing, or (y) otherwise prevent Seller from consummating, or materially delay Seller’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Seller’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

Section 4.2         Authority. Seller has the requisite limited liability company power to execute and deliver this Agreement and each of the Ancillary Documents to which Seller is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is or will be a party and the performance of its obligations hereunder and thereunder have been (or with respect to the Ancillary Documents to which Seller will be a party, will be prior to the delivery of such Ancillary Document) duly authorized by all necessary limited liability company action on the part of Seller and no other proceeding or vote (including by its equity holders) is necessary to authorize this Agreement and each of the Ancillary Documents to which Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which Seller is or will be a party at or prior to the Closing will be) duly executed and delivered by Seller and constitutes (or, in the case of the Ancillary Documents, will constitute when executed) a valid, legal and binding agreement of Seller (assuming that this Agreement has been and each of the Ancillary Documents to which Seller is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Seller in accordance with their respective terms, subject to the Remedies Exception.

Section 4.3          Consents and Approvals; No Violations.

(a)       Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for compliance with and filings under Applicable Regulatory Law and applicable requirements, if any, of federal securities Laws or state “blue sky” Laws.

(b)      Neither the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents to which Seller is or will be a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of Seller’s Governing Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which Seller is a party or any of its properties or assets may be bound, (iii) violate in any respect any Order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over Seller, or (iv) except with respect to Permitted Liens, result in the creation of any Lien upon the Purchased Interests or any property or assets of Seller as of the Closing, which in the case of any of clauses (ii), (iii) or (iv) above, would (x) have a material adverse effect on Seller’s ownership of or ability to transfer the Purchased Interests held by Seller, or (y) otherwise prevent Seller from consummating, or materially delay Seller’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Seller’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

Section 4.4        Title to Purchased Interests. (a) Seller owns, beneficially and of record, 100% of the Purchased Interests, and (b) THMS Corp owns, beneficially and of record, 1% of the issued and outstanding equity interests of T-H Marine.  As of the date hereof and as of immediately prior to the Closing, Seller owns and will own of record and beneficially 100% of the Purchased Interests, and has and will have good and marketable title to such Purchased Interests free and clear of all Liens, other than those arising under applicable securities Laws.  Upon consummation of the transactions contemplated herein, Purchaser will own all of the Purchased Interests free and clear of all Liens, other than those arising under applicable securities Laws.

Section 4.5         Litigation. As of the date hereof, there is no Claim pending or, to Seller’s actual knowledge, threatened in writing against Seller which would reasonably be expected to (a) have a material adverse effect on Seller’s ownership of or ability to transfer the Purchased Interests in accordance with this Agreement, or (b) otherwise prevent Seller from consummating, or materially delay Seller’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Seller’s timely performance of its obligations under this Agreement or any of the Ancillary Documents and, to Seller’s knowledge, there exist no circumstances, state of facts, or other basis for any such Claim.  Seller is not subject to any outstanding Order which would reasonably be expected to (i) have a material adverse effect on Seller’s ownership of or ability to transfer the Purchased Interests in accordance with this Agreement, or (ii) otherwise prevent Seller from consummating, or materially delay Seller’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Seller’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

Section 4.6         Brokers. No broker, finder, financial advisor or investment banker, other than the Brokers (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Target Companies and Seller as follows as of the date hereof and, subject to Section 7.3(a) and the certificate to be delivered pursuant to Section 7.3(c), as of the Closing Date:

Section 5.1         Organization. Purchaser is a corporation, limited partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization, as applicable, and has the requisite organizational power and authority to own, operate and lease the assets and properties that it purports to own, operate and lease and carry on its business, except where the failure to have such power or authority would not prevent Purchaser from consummating, or materially delay Purchaser’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Purchaser’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

Section 5.2        Authority. Purchaser has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Documents to which Purchaser is or will be a party and the performance by Purchaser of its obligations hereunder and thereunder have been (or with respect to the Ancillary Documents to which Purchaser is or will be a party prior to the Closing, will be prior to the delivery of such Ancillary Document) duly authorized by all necessary corporate or limited liability company action on the part of Purchaser, and no other proceeding or vote (including by its equityholders) on the part of Purchaser is necessary to authorize this Agreement and each of the Ancillary Documents to which Purchaser is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been (and the Ancillary Documents to which Purchaser is a party will be at or prior to the Closing will be) duly and validly executed and delivered by Purchaser and constitute (or in the case of the Ancillary Documents to which Purchaser will be a party prior to the Closing, will constitute when executed) a valid, legal and binding agreement of Purchaser (assuming this Agreement has been and the Ancillary Documents to which Purchaser is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Purchaser in accordance with its respective terms, subject to the Remedies Exception.

Section 5.3         Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties contained in Section 3.4 and Section 4.3, no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Purchaser of this Agreement or the Ancillary Documents to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for compliance with and filings under Applicable Regulatory Law and applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by Purchaser of this Agreement and the Ancillary Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Purchaser’s Governing Documents, as applicable, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, (c) violate in any respect any Order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over Purchaser, or (d) except with respect to Permitted Liens, result in the creation of any Lien upon any of the properties or assets of Purchaser, which in the case of any of clauses (b), (c) or (d) above, would have a material adverse effect of Purchaser’s consummation of the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Purchaser’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

Section 5.4       Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates for which Seller or any Group Company may become liable.

Section 5.5          Financing.

(a)          Notwithstanding any other provision of this Agreement to the contrary, but subject in all respects to the provisions of Section 10.16, Purchaser acknowledges and agrees that the obligations of Purchaser hereunder, including to consummate the transactions contemplated by this Agreement and the other Contracts, documents and certificates to be delivered by any party hereto or their respective Affiliates, or entered into by or among any parties hereto or any of their respective Affiliates, at the Closing or otherwise pursuant to or in connection with this Agreement or the transactions contemplated hereby, are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangement (including the Debt Financing), Purchaser’s obtaining of any financing (including the Debt Financing) or the availability, grant, provision or extension of any financing (including the Debt Financing) to Purchaser. Assuming the funding of the Debt Financing at the Closing and the funding of any FRG Obligations (if any), Purchaser will have on the Closing Date sufficient funds then available to consummate the transactions contemplated hereby to occur on the Closing Date and to satisfy all of its obligations hereunder that are required to be satisfied on or by the Closing Date or otherwise in connection with the Closing, including to pay the Transaction Consideration, Funded Indebtedness, Unpaid Seller Expenses and the fees and expenses of Purchaser related to the transactions contemplated hereby, in each case, to the extent required to be paid on or prior to the Closing Date or otherwise in connection with the Closing (such amount of sufficient funds, the “Sufficient Funds”).

(b)      Purchaser has delivered to Seller a true, correct and complete copy of the executed Debt Financing Commitment Letter, including all amendments and supplements thereto and any and all side letters and arrangements relating to the Debt Financing, in each case, (i) to the extent such amendment, supplement, side letter or arrangement was executed on or prior to the date hereof, (ii) other than as set forth in the Debt Financing Commitment Letter, and (iii) other than if such amendment, supplement, side letter or arrangement would not affect the availability of the Debt Financing. Other than any side letters, Contracts, arrangements or understandings which have been delivered to Seller, there are no side letters or other Contracts, arrangements or understandings (written or oral) relating to the Debt Financing that could impair the availability of the Debt Financing. As of the date hereof, (A) the commitments contained in the Debt Financing Commitment Letter have not been waived, withdrawn or rescinded in any respect, nor is any such waiver, withdrawal or rescission (or amendment or modification that would have such effect) currently contemplated or the subject of discussions and (B) the Debt Financing Commitment Letter has not been amended or otherwise modified in any respect, except to the extent such amendment or other modification has been delivered to Seller prior to the date hereof. Except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity), as of the date hereof, the Debt Financing Commitment Letter is in full force and effect, represents a valid, binding and enforceable obligation of Purchaser, and to the knowledge of Purchaser, represents a valid, binding and enforceable obligation of the Debt Financing Sources named therein to provide the financing contemplated thereby, in each case subject to the satisfaction or waiver of the Debt Financing Conditions and the Remedies Exception. Purchaser has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date hereof in connection with the Debt Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or material default on the part of Purchaser or any of its Affiliates or, to Purchaser’s actual knowledge, any other party thereto under the Debt Financing Commitment Letter, or would otherwise be the basis to cause the Debt Financing Commitment Letter to be ineffective or that would impair the availability of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds). Purchaser is not aware of any fact, event or other occurrence that makes any of the representations and warranties of Purchaser in the Debt Financing Commitment Letter inaccurate in any material respect as of the date hereof. There are no conditions precedent or other contingencies (including any flex provisions) directly or indirectly related to the funding of the full amount of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds), other than the Debt Financing Conditions, and, as of the date hereof, Purchaser has no reason to reasonably believe that (i) any of the Debt Financing Conditions will not be fully satisfied at or prior to the Closing or (ii) the full amount of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds) will not be made available to Purchaser at or prior to the Closing. Subject to the satisfaction or waiver of the Debt Financing Conditions and the Remedies Exception, the Debt Financing Commitment Letter may be enforced against the Debt Financing Sources party thereto in their capacities as lenders and arrangers by Purchaser, individually, in accordance with the terms of the Debt Financing Commitment Letter.

Section 5.6         Solvency. Assuming the accuracy of the representations and warranties set forth in Article 3 and in Article 4, compliance with the covenants and obligations set forth in Section 6.1 and satisfaction of the conditions to Purchaser’s obligations to consummate the Closing set forth in Article 7, immediately after the Closing, and after giving effect to the transactions contemplated hereby, each Group Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay the liability of such Group Company on its indebtedness as its indebtedness becomes absolute and matured), (b) will have adequate capital with which to engage in its business and (c) will not have incurred debts beyond its ability to pay as they become absolute and matured.

Section 5.7          Acquisition of Equity For Investment. Purchaser is acquiring the Purchased Interests for its own account with the present intention of holding the Purchased Interests for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Purchased Interests. Purchaser confirms that it can bear the economic risk of its investment in the Purchased Interests and can afford to lose its entire investment in such equity securities, has been furnished the materials relating to the acquisition of such equity securities which Purchaser has requested, and the Target Companies have provided Purchaser and its representatives the opportunity to ask questions of the officers and management employees of the Group Companies and to acquire additional information about the business and financial condition of the Group Companies. Purchaser is acquiring the Purchased Interests for investment and not with any present intention of distributing or selling such equity securities. Purchaser agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements under applicable securities Laws, except pursuant to an exemption therefrom under applicable United States securities Laws.

Section 5.8         Guaranty. The Guaranty is in full force and effect, has not been withdrawn or terminated, or otherwise amended, supplemented or modified in any respect, and assuming the due authorization, execution and delivery by the other parties thereto, the Guaranty is a valid, binding and enforceable obligation of OneWater Marine Inc. in accordance with its terms, subject to the Remedies Exception and the provisions of the Guaranty. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of OneWater Marine Inc. under the Guaranty.

Section 5.9          Litigation. As of the date hereof, there is no suit, litigation, arbitration, claim, action or proceeding pending or, to Purchaser’s actual knowledge, threatened in writing against Purchaser before any Governmental Entity which would reasonably be expected to (a) have a material adverse effect on Purchaser’s ability to purchase the Purchased Interests, or (b) otherwise prevent Purchaser from consummating, or materially delay Purchaser’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Purchaser’s timely performance of its obligations under this Agreement or any of the Ancillary Documents. Purchaser is not subject to any outstanding Order which would reasonably be expected to (i) have a material adverse effect on Purchaser’s ability to purchase the Purchased Interests, or (ii) otherwise prevent Purchaser from consummating, or materially delay Purchaser’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Purchaser’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

Section 5.10       Foreign Ownership. Purchaser is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), and the acquisition of the Target Companies by Purchaser will not constitute a “covered transaction,” as defined in the DPA, that is subject to review or clearance by the Committee on Foreign Investment in the United States (CFIUS). Purchaser will fully comply with any applicable reporting and notice requirements that may apply with respect to U.S. trade and security controls, including U.S. export controls, the National Industrial Security Program Operating Manual (NISPOM) and other applicable defense security regulations. Purchaser acknowledges that Seller will have no liability for any breach of any representation or warranty of the Target Companies to the extent such breach results from Purchaser or any of its Affiliates having any direct or indirect foreign ownership.

Section 5.11        Acknowledgment and Representations by Purchaser. Purchaser acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon and on the representations and warranties of the Target Companies and Seller set forth in this Agreement, the Disclosure Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (b) has been furnished with or given full access to such information about the Group Companies and their respective businesses and operations as it has requested. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of Seller and the Target Companies set forth in this Agreement, the Disclosure Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto, and Purchaser acknowledges that, other than as expressly set forth in this Agreement, the Disclosure Schedules, the Ancillary Documents and in any certificates or other instruments delivered pursuant hereto, none of Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, direct or indirect stockholders, equity holders, partners, agents or representatives makes or has made any representation or warranty, either express or implied, including (x) as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Purchaser or any of its respective agents, representatives, lenders or Affiliates, and Purchaser expressly disclaims reliance on any representations or warranties other than the representations and warranties of the Target Companies and Seller set forth in this Agreement, the Disclosure Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that, except for the representations and warranties of the Target Companies and Seller set forth in this Agreement, the Disclosure Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto, none of Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, direct or indirect stockholders, equity holders, partners, agents or representatives has made and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Group Companies made available to Purchaser, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Group Companies by management of the Group Companies or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing delivering and performing this Agreement and transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available to Purchaser and its representatives and advisors are not and shall not be deemed to be or to include any representations or warranties of Seller or the Group Companies, and are not and shall not be deemed to be relied upon by Purchaser in executing delivering and performing this Agreement and the transactions contemplated hereby, except to the extent expressly referenced and incorporated in the representations and warranties of the Target Companies and Seller set forth in this Agreement, the Disclosure Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto. Nothing in this Section 5.11 shall limit, restrict or prohibit any Claim or cause of action (or recovery in respect thereto) pursuant to the Representation and Warranty Policy or in respect of Fraud.

ARTICLE 6
COVENANTS

Section 6.1          Conduct of Business of the Target Companies.

(a)        Except as expressly contemplated by this Agreement or as set forth on Schedule 6.1, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article 8, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law (including any Health and Safety Measures), Seller shall cause each Group Company to

(i)            conduct its business in the Ordinary Course of Business;

(ii)         use commercially reasonable efforts to preserve intact (x) its business organization and to preserve the present commercial relationships with Persons with whom it has a material business relationship, and (y) its material assets owned, leased or used in the conduct of its business;

(iii)          cause each Group Company to preserve and maintain all of its Permits, as applicable;

(iv)          cause each Group Company to pay its debts, Taxes and other obligations when due;

(v)          cause each Group Company to maintain the properties and assets owned, operated or used by the Company in substantially the same condition as they were on the date of this Agreement, (normal wear and tear excepted);

(vi)          cause each Group Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(vii)         cause each Group Company to use commercially reasonable efforts to defend and protect its properties and assets from infringement or usurpation;

(viii)        cause each Group Company to perform all of its obligations under all material Contracts relating to or affecting its properties, assets or business;

(ix)          cause each Group Company to maintain its books and records in accordance with past practice;

(x)           cause each Group Company to comply in all material respects with all applicable Laws; and

(xi)         cause each Group Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.6 to occur.

(b)        Notwithstanding anything to the contrary contained in this Agreement, at any time and from time to time prior to the Closing, the Group Companies shall be permitted (but not obligated) to take any actions that Seller reasonably believes in good faith is necessary for the Group Companies to (x) mitigate the adverse effects of COVID-19 on the business of the Group Companies, or (y) comply with any Laws or Orders of any Governmental Entity issued in response to COVID-19 (including any Health and Safety Measures) and any such action taken in accordance with this Section 6.1(b) shall in no event be deemed to result in a breach of Section 6.1(a); provided, that prior to taking any such measure or action, Seller shall reasonably consult in advance with Purchaser in good faith with respect to any such measure or action taken, keep Purchaser reasonably informed as to any such measure or action, provide Purchaser with reasonable advance written notice and a reasonable opportunity to review and comment on any resulting policies, procedures, and protocols, and consider in good faith any comments or suggestions by Purchaser, unless such consultation in advance is not practicable due to exigent circumstances, in which case Seller shall provide Purchaser with prompt written notice of such measures or actions taken.

(c)         Nothing contained in this Section 6.1 shall be deemed to give Purchaser, directly or indirectly, the right to control or direct Seller, the Group Companies or any operations of any Group Company prior to the Closing and prior to the Closing, Seller shall exercise, consistent with the terms and conditions hereof, control over the respective businesses and operations of the Group Companies; provided, that in each case, Seller shall, and shall cause the Group Companies to, comply with the provisions of clauses (a) and (b) of this Section 6.1 prior to the Closing.

Section 6.2        Transfer Taxes. All transfer Taxes, recording fees, documentary, sales, use, stamp, registration and other similar Taxes and all conveyances fees, recording charges, and other similar fees (including any penalties and interest in respect thereof) that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne equally by Purchaser and Seller and paid when due, and Seller shall file all necessary Tax Returns and other documentation with respect to any such Taxes.

Section 6.3          Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8, upon reasonable notice, Seller shall provide to Purchaser and its authorized representatives, during normal business hours, reasonable access to all books and records of the Group Companies, including Tax Returns and work papers (in a manner so as to not interfere with the normal business operations of any Group Company). All of such information provided shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and Purchaser agrees that it shall be bound by the Confidentiality Agreement to the same extent as OneWater Marine Inc. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, none of Seller or any of its Affiliates (including the Group Companies) shall be required to disclose to Purchaser or any of their respective representatives any information (a) to the extent related to the sale or divestiture process conducted by Seller, the Group Companies or their respective Affiliates vis-à-vis any Person other than Purchaser and its Affiliates, or Seller’s, the Group Companies or their respective Affiliates’ (or their respective representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (b) if doing so would violate any applicable Law (including any Health and Safety Measures) to which Seller or any of its respective Affiliates (including the Group Companies) is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges; provided that the Group Companies shall use their commercially reasonable efforts to provide access to any such information in a manner that does not violate any such Law or compromise the ability to successfully assert attorney-client and work product privileges or (c) if Seller, any Group Company or any of their respective Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a Claim and to the extent any such information is reasonably relevant thereto (provided, that this clause (c) shall in no way limit or expand the rights of any Person to obtain discovery under applicable Law with respect to any matter in connection with any such litigation).

Section 6.4          Efforts to Consummate.

(a)         Subject to the terms and conditions herein provided, each of Purchaser and Seller shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). Each party shall cooperate fully with the other party and its respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals from Governmental Entities. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Each party hereto shall have made or shall make an appropriate filing, if necessary, pursuant to the HSR Act and any applicable foreign antitrust or competition Laws with respect to the transactions contemplated by this Agreement promptly after the date hereof (and in any event, within ten (10) Business Days of the date hereof in connection with any filings required pursuant to the HSR Act) (and such filing shall request “early termination” of any applicable waiting periods), and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act and any foreign antitrust or competition Laws. All HSR Act filing fees and any filing fees in connection with any applicable foreign antitrust or competition Laws shall be borne equally by Purchaser and Seller.

(b)        Notwithstanding the foregoing, nothing in this Section 6.4 shall require, or be construed to require, Purchaser or its Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Purchaser, the Group Companies or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by the Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(c)         In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other Order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d)       Each party hereto shall, as promptly as practicable, notify the other parties hereto of any substantive communication it or its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted by Law, permit the other parties hereto to review in advance any proposed substantive communication by it to any Governmental Entity. No party hereto shall agree to participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other parties hereto in advance or is otherwise required by Law and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate at such meeting. Each party hereto will provide the other parties hereto with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. The parties hereto may, as they in good faith deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.4 as “outside counsel only.” If any such designation is made by the parties hereto, the parties hereto shall work together in good faith to enter into a “clean team” agreement on reasonable and customary terms to be mutually agreed upon by the parties hereto providing for the disclosure of such competitively sensitive materials to outside counsel or other external agents or representatives of the applicable party hereto. In addition, subject to applicable Law, the parties hereto shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any party hereto.

(e)         Purchaser shall not, and shall cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such Order on appeal.

(f)         Without limiting the first sentence of Section 6.4(a), Seller shall cause each of the Group Companies to, (i) use reasonable best efforts to obtain any consents, waivers or approvals from, and (ii) provide any notices to, any equityholders of Seller or any third parties (including the Persons with respect to the Contracts set forth on Schedule 6.4(f)), in each case as may be required or necessary pursuant to the terms of any Contract with such Persons in connection with the transactions contemplated hereby; provided that neither Seller nor any Group Company shall be required to pay any amounts to any third party that is not a Governmental Entity in satisfaction of its obligations pursuant to this Section 6.4(f). Without limiting the foregoing, Seller will cause each of the Group Companies to, provide Purchaser with drafts of such notices and consents described in the immediately preceding sentence for Purchaser’s review and comment reasonably in advance of the delivery of such notices and consents to the applicable Persons (which delivery shall occur reasonably promptly following the date hereof, but in any event no later than ten (10) Business Days following the date hereof; provided, that the failure by the Group Companies to complete such delivery with respect to any notice or consent during such ten (10) Business Day period shall not, by itself, constitute a material breach of the preceding provisions of this sentence unless Purchaser is materially prejudiced by any such failure(s)), and will consider any such comments in good faith in advance of such delivery.

Section 6.5          Indemnification; Directors’ and Officers’ Insurance.

(a)        Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of any Group Company, as provided in such Group Company’s Governing Documents in effect as of the date hereof and made available to Purchaser with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect for a period of six (6) years following the Closing Date and that Purchaser shall cause each Group Company to perform and discharge such Person’s obligations to provide such indemnity and exculpation after the Closing for such six (6) year period. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Purchaser shall cause each Group Company to advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements, in each case subject to the provision of an undertaking by the person seeking advancement to repay the amounts so advanced if it is determined that such person is not entitled to indemnification. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect in any material respect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of a Group Company, unless such modification is required by applicable Law.

(b)        Purchaser shall cause the Group Companies to purchase, at Seller’s cost and expense, and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide an amount of coverage that is at least equal to the amount of coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies as of the date hereof; provided that the Group Companies may substitute therefor policies of at least the same amount of coverage containing terms and conditions which are no less advantageous in the aggregate (except in any de minimis respect) to the beneficiaries thereof; provided, further that in no event shall any of Purchaser or any Group Company be required to expend on the premium thereof in excess of three hundred percent (300%) of the annual premium currently payable by the Group Companies with respect to such current policies as of the date hereof. No claims made under or in respect of such policies related to any director or officer of any Group Company shall be settled without the prior written consent of Seller.

(c)        The directors and officers of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third-party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Purchaser and the Group Companies.

(d)       Purchaser agrees, and will cause the Group Companies, not to amend, waive or modify the terms of the “tail” policy required to be maintained for the individuals referred to in the first sentence of Section 6.5(b) in a manner that would have the effect of reducing the aggregate amount of insurance coverage under such “tail” policy. If Purchaser or any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, Purchaser shall, and shall cause the Group Companies to, use commercially reasonable efforts to ensure proper provisions are made so that the successors or assigns of Purchaser or such Group Company assume all of the obligations set forth in this Section 6.5.

Section 6.6         Documents and Information. After the Closing Date, Purchaser shall, and shall cause the Group Companies to in a manner reasonably consistent with the prior practices of the Group Companies, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on, and to the extent relating to periods prior to, the Closing Date (including any Tax Returns exclusively attributable to the Group Companies and Tax workpapers, schedules or other materials and documents supporting the preparation of Tax Returns) and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Group Companies, and without undue interruption to their respective businesses, upon reasonable request and upon reasonable advance written notice, to the extent reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, or defending or prosecuting any Claim to which Seller is a party (other than any actual or potential Claim arising under this Agreement or any Ancillary Document or with respect to which any of the Group Companies or any of their Affiliates, on the one hand, and either Seller or any of its respective Affiliates, on the other hand, are adverse parties); provided, that this clause (a) shall in no way limit or expand the rights of any Person to obtain discovery under applicable Law with respect to any matter in connection with any such actual or potential Claim, (b) preparing Seller’s equityholders’ reports to Governmental Entities or (c) for Seller’s equityholders’ Tax reporting and preparation of audited financial statements. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Purchaser or any Group Company without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof, at Seller’s expense. This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Purchaser and the Group Companies.

Section 6.7       Contact with Customers, Suppliers and Other Business Relations. During the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8, Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives, advisors or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of any Group Company, in each case regarding any Group Company or their respective business or in connection with the transactions contemplated by this Agreement, without the prior written consent of Seller.

Section 6.8          Intentionally Omitted..

Section 6.9          Notification of Certain Matters. From time to time prior to the Closing, Purchaser, on the one hand, and Seller, on the other hand, shall promptly notify the other parties if a party obtains knowledge that any of its representations and warranties in this Agreement or the Disclosure Schedules delivered in connection with this Agreement are not true, correct and complete, to the extent such failure to be so true, correct and complete would cause the Closing condition in Section 7.2(a) or Section 7.2(b), on the one hand, or Section 7.3(a) or Section 7.3(b), on the other hand, to not be satisfied; provided, that any such notice provided pursuant to this Section 6.9 shall not amend, limit, modify or otherwise affect the rights or obligations of the parties under this Agreement and such notice shall be provided for informational purposes only.

Section 6.10       No Public Disclosure. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing and provided that the parties have agreed to such public announcement, the parties hereto acknowledge and agree that (i) Valesco and its respective Affiliates and representatives may provide to its investors or potential investors who are subject to customary confidentiality restrictions general information about the subject matter of this Agreement and the Group Companies (including its and their performance and improvements) in connection with Valesco’s and its Affiliates’ customary fund raising, marketing, informational or reporting activities. Following the Closing, Valesco may use and reference the names of each Group Company and the associated logos solely for the purpose of describing the historical relationship of the Group Companies with Valesco (including on its web site) in connection with Valesco’s fund raising, marketing, informational or reporting activities, and Purchaser hereby grants (and agrees to cause each Group Company to grant) to Valesco and its Affiliates a royalty-free, non-exclusive right and license to use each Group Company’s names and the associated logos solely for such limited purpose. The parties agree that the disclosures and announcements permitted pursuant to this Section 6.11 shall not be deemed breaches or violations of the Confidentiality Agreement and shall be permitted under the Confidentiality Agreement.

The parties hereby acknowledge that, as a result of the execution of this Agreement and transactions contemplated by this Agreement, pursuant to Rule 3-05 of Regulation S-X, OneWater Marine Inc. may be required to file certain historical and pro-forma financial information of the Target Companies with the SEC.  The Target Companies hereby consent to such disclosure and agree to fully and promptly cooperate with OneWater Marine Inc. in filing such information.

Section 6.11       No Injunction. Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of any statute, rule, regulation, executive Order, decree, temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition that would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

Section 6.12        Intended Tax Treatment; Transaction Consideration Allocation.

(a)        For U.S. federal Income Tax purposes (and, where applicable, state and local Income Tax purposes), the parties hereto agree to treat (i) the transfer of the Opco Interests in exchange for the Transaction Consideration (allocable to such interests) as a taxable sale of partnership interests pursuant to Section 741 of the Code and (ii) the transfer of the THMS Corp Interests in exchange for the Transaction Consideration (allocable to such interests) as a sale of stock pursuant to Section 1001 of the Code (the “Intended Tax Treatment”).

(b)        The Transaction Consideration (including any assumed liabilities and all other amounts treated as taxable consideration for Income Tax purposes) shall be allocated among the assets of T-H Marine (the “Allocable Consideration”) for all Tax purposes in accordance with the methodology set forth in Schedule 6.12 (which methodology shall mutually agreed upon by Purchaser and Seller on or before Closing) (the “Allocation Schedule”) which is consistent with Sections 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder. Within ninety (90) days after the final determination of the Transaction Consideration, Seller shall provide a draft Allocation Schedule to Purchaser. Purchaser shall review the Allocation Schedule and provide any comments within twenty (20) days of receipt thereof.  The parties shall work in good faith to resolve any disagreements regarding the Allocation Schedule. If Seller, Purchaser and the Group Companies are unable to resolve any dispute within ten (10) days after Seller and Purchaser provides comments, then such dispute shall be resolved by the Accounting Firm pursuant to Section 2.3.(b)(ii)(A). Seller, Purchaser and the Group Companies shall engage the Accounting Firm to resolve the matter, and the Accounting Firm’s determination shall be final and binding on the parties. Seller, Purchaser and the Group Companies agree to file (and cause their Affiliates to file) their respective Tax Returns, reports and other forms in a manner consistent with the Intended Tax Treatment and Allocation Schedule (as finally determined pursuant to this Section 6.12(b)) and shall not take any position inconsistent therewith unless otherwise required by applicable law.

Section 6.13       Section 754 Election. T-H Marine shall make an election under Section 754 of the Code (and any similar election under applicable state or local law) for the Tax year that includes or ends on the Closing Date. The parties agree that it is their intent that Purchaser shall, in connection with the transactions contemplated hereunder, receive an adjustment in the adjusted basis of its proportionate share of the assets of T-H Marine under Section 743 of the Code. Purchaser shall prepare (and provide to Seller) all statements, notices, or reports necessary to be furnished to Seller in connection with the transactions contemplated by this Agreement and the election under Section 754 of the Code (including the statements described in Section 1.743-1(k)(1) and the notice described in Section 1.751-1(a)(3)), in each case, consistent with the Allocation Schedule (as finally determined pursuant to Section 6.12(b)).

Section 6.14        Straddle Periods. To the extent permitted by Law, the Group Companies shall adopt the interim closing of the books method for the taxable year including the Closing Date.  For purposes of allocating Taxes pursuant to this Agreement, any such Taxes attributable to any Straddle Period shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date (i) in the case of property, ad valorem and similar Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on a closing of the books basis; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall instead be apportioned on a per diem basis, provided further that any Transaction Tax Deductions shall be included as deductions of the Group Companies in Pre-Closing Tax Periods to the maximum extent permitted by Law.

Section 6.15         Tax Returns.

(a)        Seller shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, (i) all Tax Returns of or with respect to the Group Companies that are due on or prior to the Closing Date and (ii) all Pass-Through Tax Returns for any taxable period ending on or prior to the Closing Date and, in each case, shall timely pay, or cause the Group Companies to pay, all Taxes due by the Group Companies with respect to such Tax Returns. Any such Tax Returns and Pass-Through Tax Returns shall be prepared in accordance with past practices and this Agreement unless otherwise required by Law, and delivered to Purchaser for its review at least thirty (30) calendar days prior to the due date (including extensions) for such Tax Return, in the case of any Tax Return relating to Income Taxes, and as soon as reasonably practicable prior to the due date (including extensions) in the case of other Tax Returns. Seller shall consider in good faith any reasonable comments timely provided by Purchaser with respect to any such Tax Returns.

(b)        Purchaser shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, (i) all Tax Returns (other than Pass-Through Tax Returns) of or with respect to the Group Companies for any taxable period ending on or prior to the Closing Date the due date of which (taking into account any extensions) is after the Closing Date and (ii) all Tax Returns of or with respect to the Group Companies for any Straddle Period and, in each case, shall timely pay, or cause the Group Companies to pay, all Taxes due by the Group Companies with respect to such Tax Returns.  Any such Tax Returns shall be prepared in accordance with past practices and this Agreement unless otherwise required by Law, and delivered to Seller for its review and comment at least thirty (30) calendar days prior to the due date (including extensions) for such Tax Return, in the case of any Tax Return relating to Income Taxes, and as soon as reasonably practicable prior to the due date (including extensions) in the case of other Tax Returns.  Purchaser shall accept any reasonable comments timely provided by Seller with respect to any such Tax Returns.

(c)          Any Transaction Tax Deductions shall be reported as deductions of the Group Companies in Pre-Closing Tax Periods in connection with the filing of any Tax Return pursuant to this Section 6.15 to the maximum extent permitted by Law.

(d)        No election under Section 338 of the Code or any corresponding or similar provision of state, local or non-U.S. Law shall be made by or with respect to any Group Company in connection with the transactions contemplated by this Agreement without the prior written consent of Seller, which may be withheld at its sole discretion.

(e)         Without the prior written consent of Seller, Purchaser, the Group Companies and their Affiliates shall not (i) amend any Pass-Through Tax Return of or with respect to any Group Company for any Pre-Closing Tax Period or Straddle Period, (ii) make or change any election for, or that has retroactive effect to, any Pre-Closing Tax Period, (iii) settle, voluntarily approach, enter into voluntary disclosure agreement with, or file any ruling request with any taxing authority with respect to any Pre-Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period, (iv) extend or waive the statute of limitations with respect to any Pre-Closing Tax Period, or (v) cause any Group Company to engage in a transaction on the Closing Date, but after the Closing, that is outside the Ordinary Course of Business.

Section 6.16        Cooperation. Purchaser and Seller shall cooperate in good faith, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns with respect to the Group Companies and any Tax proceeding related thereto. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary herein, Purchaser and Seller agree that each party will retain, or cause its respective Affiliates to retain, as the case may be, all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning on or prior to the Closing Date until the expiration of the statute or period of limitations of the respective taxable periods.

Section 6.17        Tax Contests.

(a)         Seller shall have the right to control the portion of any Tax Contest attributable solely to a Pass-Through Tax Return for any taxable period ending on or prior to the Closing Date; provided that (A) Seller will keep Purchaser reasonably informed of the contest and defense of any Tax Contest, (B) Purchaser shall have the right to participate at its own expense in any such Tax Contest, and (C) Seller shall not settle or compromise any such Tax Contest without Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed). Purchaser shall have the right to control the portion of any Tax Contest attributable to a Tax Return of a Group Company for any Straddle Period; provided that (A) Purchaser will keep Seller reasonably informed of the contest and defense of any Tax Contest, (B) Seller shall have the right to participate at its own expense in any such Tax Contest, and (C) Purchaser shall not settle or compromise any such Tax Contest without Seller’s consent (which shall not be unreasonably withheld, conditioned or delayed). Purchaser or Seller, as the case may be, shall notify the other party as reasonably as practicable after receipt by such party or any of its Affiliates of written notice of any Tax Contest; provided, that no failure or delay in providing such notice shall reduce or otherwise affect the obligations of a party pursuant to this Agreement, except to the extent that the other party is adversely prejudiced as a result of such failure or delay.

(b)        Seller shall fully cooperate with Purchaser and take such actions as are needed to cause any Group Company that is treated as a partnership for U.S. federal income tax purposes, to make a “push out” election under Section 6226 of the Code and any corresponding provision of state, local or foreign Law, with respect to any “imputed underpayment” or similar adjustment with respect to any Pre-Closing Tax Period and for the year in which Closing occurs.

Section 6.18       Refunds. Seller shall be entitled to any refund or credit of Taxes (including any interest paid thereon) of the Group Companies for any Pre-Closing Tax Period. Within fifteen (15) calendar days after receipt or use by Purchaser, the Group Companies or any of their Affiliates of any Tax refund or credit to which Seller is entitled pursuant to this Section 6.18, Purchaser shall, or shall cause the Group Companies and their Affiliates to, deliver and pay over, by wire transfer of immediately available funds into such accounts designated by the applicable Seller, the amount of any such Tax refunds or credits to Seller. Purchaser shall, and shall cause the Group Companies and their Affiliates to, request a Tax refund (rather than a credit).

Section 6.19        Representation and Warranty Policy. Purchaser has obtained conditional binders for buyer-side representation and warranty insurance policies underwritten by Berkley Transactional (the “Representation and Warranty Policy”). The Representation and Warranty Policy shall provide that Berkley Transactional shall waive any right of subrogation against Seller or any Affiliate of Seller, or any past or present director, manager, officer, employee, stockholder, equity holder or partner (or, in each case, the functional equivalent thereof), of any of the foregoing (each, a “Specified Party”) in connection with this Agreement and the transactions contemplated hereby except for claims of Fraud against the actual perpetrator(s) of such Fraud; provided, however, that the Fraud of any person or entity shall not be imputed to any other person or entity for purposes of the Representation and Warranty Policy. The cost of the Representation and Warranty Policy and any fees, costs or deductibles associated therewith shall be borne solely by Purchaser. Purchaser agrees not to make, enter into or consent to, any amendment or waiver to the Representation and Warranty Policy following the Closing that would materially and adversely affect the rights or obligations of Seller or Specified Parties thereunder without the prior written consent of Seller.  Seller and Group Companies hereby agree to reasonably cooperate with the Purchaser’s efforts and provide assistance as may be reasonably required by Purchaser to obtain the Representation and Warranty Policy.

Section 6.20        Exclusive Dealing.

(a)        During the period from the date hereof through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller and the Target Companies shall not, and shall cause each of their respective Affiliates and each of their and their respective Affiliates’ direct or indirect equity holders, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents not to, directly or indirectly, take, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement, arrangement or understanding with any Person (other than Purchaser or its Affiliates, and their respective Affiliates’ officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants, other agents and Affiliates) concerning any direct or indirect purchase of any of any Group Company’s equity securities or any merger, sale of assets outside of the Ordinary Course of Business, or similar transaction involving or relating to any Group Company, other than inventory sold in the Ordinary Course of Business (each such transaction, an “Acquisition Transaction”), and Seller and the Target Companies shall, and shall cause each of their respective Affiliates, and each of their and their respective Affiliates’ direct or indirect equity holders, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to, immediately cease and terminate, and cause to be ceased and terminated, all existing discussions, negotiations and other communications with any Person (other than Purchaser or its Affiliates, and their respective Affiliates’ officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants, other agents and Affiliates) conducted heretofore with respect to any such Acquisition Transaction, and terminate access by all Persons (other than Purchaser or its Affiliates, and their respective Affiliates’ officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants, other agents and Affiliates) to any electronic data room or information with respect to any such Acquisition Transaction.

(b)        In addition to the other obligations under this Section 6.20, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its representatives or Affiliates) advise Purchaser orally and in writing of any proposed Acquisition Transaction, any request for information with respect to any proposed Acquisition Transaction, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Transaction, the material terms and conditions of such request, Acquisition Transaction or inquiry, and the identity of the Person making the same.  Notwithstanding the foregoing, Seller and the Group Companies may respond to any such unsolicited proposal regarding an Acquisition Transaction only for the express purpose of informing such person(s) that Seller and Group Companies are subject to an exclusivity agreement and are unable to provide any information (including the identity of the parties hereto) related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as such agreement remains in effect.

(c)        Seller agrees that the rights and remedies for noncompliance with this Section 6.20 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 6.21      Name Changes. At or prior to the Closing, Seller shall change its name so that it do not contain the words “THMS” and will provide Purchaser with documentation reasonably acceptable to Purchaser demonstrating each such name change.

Section 6.22        Financing.

(a)         Seller and each Target Company agrees to use its commercially reasonable efforts to take all actions reasonably requested or required in connection with the Debt Financing and to use its commercially reasonable efforts to provide, as promptly as reasonably practicable, such assistance, cooperation, financial, business or other information and documents (and to cause each Group Company to use its commercially reasonable efforts to cause its and their respective personnel and advisors to use their respective commercially reasonable efforts to provide such assistance, cooperation, financial, business or other information and documents) as is reasonably requested by or on behalf of Purchaser in connection with the Debt Financing. Such commercially reasonable efforts to provide such assistance, cooperation, financial, business or other information and documents shall include, but not be limited to, each of the following: (i) participation in, and assistance with, the Marketing Efforts (including furnishing (x) the financial information required pursuant to the Debt Financing Commitment Letter and (y) such financial and other information as may be reasonably requested by Purchaser in connection with Purchaser’s preparation of the pro forma financial statements required by the Debt Financing Commitment Letter; provided, that Seller and the Target Companies shall only be obligated to deliver any such financial information referred to in clause (y) to the extent the same may be reasonably obtained from the books and records of the Group Companies without undue effort or expense), (ii) execution of the Ancillary Financing Documents, so long as such documents shall not become effective until the Closing or thereafter, (iii) reasonable assistance by the Group Companies’ senior management team in connection with Purchaser’s negotiation of the Debt Financing Documents, and (iv) obtaining and delivering the Company Existing Credit Agreement Payoff Letter. Seller and the Target Companies hereby consent to the use of all of the Group Companies’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Group Companies, or the reputation or goodwill of the Group Companies and such materials are not used in any way in connection with the marketing or sale of any products or services (other than the Debt Financing). Notwithstanding any other provision of this Agreement or this Section 6.22(a) to the contrary, (x) no Group Company nor any of their respective personnel or advisors shall be required to provide any such assistance which would unreasonably interfere with the ongoing operations of the Group Companies and (y) nothing in this Section 6.22(a) shall require any such cooperation to the extent that it would (A) require the Group Companies or any of their representatives, as applicable, to (1) (I) waive or amend any terms of this Agreement or (II) agree to pay any commitment or other fees or reimburse any expenses, or incur any liability or give any indemnities, in each case, to the extent payable prior to the Closing and not subject to reimbursement obligations pursuant to this Section 6.22(a), (2) commit to take any action that would subject any of the Group Companies to any liability (including the payment of any commitment or other similar fee in connection with the Debt Financing that is not subject to reimbursement obligations pursuant to this Section 6.22(a) or the execution or performance of any agreement with respect to the Debt Financing) that is not contingent upon the Closing or (3) adopt or approve resolutions or consents to authorize the execution of any documents for the Debt Financing or execute or deliver any agreements, certificates or instruments in connection with the Debt Financing (or any alternative financing contemplated by Section 6.22(b)) at or prior to the Closing Date, in each case, unless the relevant directors or officers will continue in such positions (or similar positions) after the Closing, and in each case, such documents shall not become effective until the Closing or thereafter, (B) require a Group Company to take any action that will conflict with or violate any applicable Governing Documents of such Group Company or any Laws or result in a violation or breach of, or default under, any Contract to which a Group Company is a party (other than any Contract which was or is created or entered into (or the applicable provision of which was or is included therein) in contemplation of avoiding, or with the intent to avoid, any action that would otherwise be required under this Section 6.22), (C) result in any officer or director of a Group Company incurring any personal liability (other than liability arising under applicable Law in connection with resolutions or consents by officers or directors which are subject to the occurrence of the Closing and passed by directors or officers continuing in their positions following the Closing), with respect to any matters relating to the Debt Financing, (D) require a Group Company to make any representations, warranties or certifications as to which, after the Group Companies’ use of reasonable efforts to cause such representation, warranty or certification to be true, such Group Company has determined such representation, warranty or certification is not true, (E) require a Group Company to enter into any financing or purchase agreement for the Debt Financing that would be effective prior to the Closing Date (other than customary authorization letters), (F) require the execution of landlord waivers, leasehold mortgages, bailee waivers, estoppels or other similar agreements limiting the rights of such third parties, in each case, prior to the Closing, (G) involve consenting to the pre-filing of UCC-1s or any other grant of Liens or other encumbrances prior to the Closing, (H) require the giving of representations or warranties to any third parties to the extent made prior to the Closing (except to the extent included in customary authorization letters) or the indemnification of third parties to the extent effective prior to the Closing, (I) require the delivery of any projections or pro forma financial information to any third parties (other than such financial and other information as may be reasonably requested by Purchaser to assist Purchaser in its preparation of the pro forma financial statements required by the Debt Financing Commitment Letter), (J) require the delivery of any financial statements in a form or subject to a standard different than those provided to Purchaser on or prior to the date hereof (except to the extent such financial statements may be reasonably obtained from the books and records of the Group Companies without undue effort or expense), or (K) except as expressly set forth in this Section 6.22(a), deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters. Notwithstanding anything to the contrary set forth herein, Purchaser agrees that the effectiveness of any documents executed by or on behalf of the Group Companies in connection with the Debt Financing (other than customary authorization letters) shall be subject to, and not effective until, the consummation of the Closing and no liability or obligation of the Group Companies or any of their representatives, in each case under any agreement entered into in connection with the Debt Financing (other than customary authorization letters) shall be effective until the Closing Date. Further, such assistance shall not include any actions that Seller reasonably believes would (i) result in a violation of any confidentiality arrangement or material agreement or the loss of any legal or other privilege or (ii) cause any representation or warranty in this Agreement to be breached or cause the failure of any condition to Closing set forth in Article 7 to be satisfied. Subject to Section 8.3, all such assistance referred to in this Section 6.22 shall be at Purchaser’s request with reasonable prior notice and at Purchaser’s sole cost and expense (including reasonable and documented out-of-pocket attorney’s fees and disbursements) and Purchaser shall, upon written request by Seller, promptly reimburse Seller and the Group Companies for any such reasonable and documented out-of-pocket costs and expenses as incurred; provided, that Purchaser shall not be required to reimburse Seller and the Group Companies for any costs and expenses incurred with respect to the financial statements, financial information or other materials prepared prior to the date hereof that may be used in connection with the Debt Financing. Such assistance shall not require Seller, the Group Companies, nor any of their Affiliates to agree to any contractual obligation relating to the Debt Financing that is not expressly conditioned upon the consummation of the transactions contemplated hereby and that does not terminate without liability to Seller, the Group Companies, or any of their Affiliates upon the termination of this Agreement. Other than with respect to customary authorization letters (which shall include, for avoidance of doubt, confirmations in connection with the Marketing Material with respect to presence or absence of material non-public information and material accuracy of the information contained therein), neither Seller, the Group Companies nor any of their Affiliates shall be required to make any representation or warranty in connection with the Debt Financing or the Marketing Efforts prior to the Closing Date. Neither Seller, the Group Companies nor any of their Affiliates shall have any obligations under this Section 6.22 following the consummation of the transactions contemplated hereby. Purchaser shall indemnify and hold harmless Seller, the Group Companies and their respective Affiliates, directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the Debt Financing or any assistance or activities provided in connection therewith; provided, that the foregoing shall not apply to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (A) result from the actual and intentional fraud of Seller in respect of such information or (B) result from the bad faith, gross negligence or willful misconduct of Seller or any of its respective employees, agents or representatives. All non-public or otherwise confidential information regarding the Group Companies and their business obtained by Purchaser or its Debt Financing Sources pursuant to this Section 6.22 shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to “private side” lenders that agree to customary confidentiality obligations in connection with Marketing Efforts. Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed by the parties that the conditions set forth in Section 7.2(b), as applied to Seller’s obligations under this Section 6.22(a), shall be deemed to be satisfied unless the Debt Financing contemplated by the Debt Financing Commitment Letter has not been obtained as a result of Seller’s intentional and material breach of its obligations under this Section 6.22(a).

(b)        Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things required to arrange and consummate the Debt Financing as promptly as practicable following the date hereof. Such actions shall include using commercially reasonable efforts to do the following: (i) maintaining in effect the Debt Financing Commitment Letter in the form attached to this Agreement, in all material respects, until the Closing Date (subject to Purchaser’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Financing Commitment Letter to the extent not in violation of this Agreement), (ii) satisfying (or obtaining a waiver of) on a timely basis all Debt Financing Conditions that are solely within Purchaser’s or any of its Affiliates’ control, (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms which are materially consistent when taken as a whole with the terms contained in the Debt Financing Commitment Letter (including giving effect to any “market flex” provisions related to the Debt Financing and any amendments or modifications not in violation of this Agreement), and (iv) comply with its obligations under the Debt Financing Commitment Letter and, in the event all Debt Financing Conditions have been (or upon such funding will be) satisfied, consummate the Debt Financing at Closing. If all conditions to the Debt Financing Sources’ obligations to fund the Debt Financing under the Debt Financing Commitment Letter have been satisfied or, upon funding will be satisfied, Purchaser shall use its commercially reasonable efforts to cause the Debt Financing Sources providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated hereby and by the Debt Financing Documents to occur on the Closing Date. Purchaser shall (x) keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and (y) promptly provide Seller with copies of all executed replacements, supplements, amendments or modifications of any Debt Financing Commitment Letter (with respect to any fee letter, in redacted form) (it being understood that any replacements supplements, amendments or modifications shall only be as permitted in this Section 6.22(b)). Without the prior written consent of Seller, neither Purchaser nor any of its Affiliates shall be permitted to amend, modify, supplement, restate, assign, substitute or replace the Debt Financing Commitment Letter or any Debt Financing Document in any manner which would reasonably be expected to: (A) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing, unless the aggregate amount of the Debt Financing would still be sufficient to allow Purchaser to make the representation and warranty in the final sentence of Section 5.5(a); (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or funding of the Debt Financing, other than those contained in the Debt Financing Commitment Letter, in each case, in a manner that would reasonably be expected to materially delay or prevent the Closing; (C) adversely impact in any respect the ability of Purchaser to enforce its rights against the other parties to the Debt Financing Commitment Letter; (D) prevent or materially delay the timely consummation of the Debt Financing beyond the date that the Closing is required to be effected in accordance with the terms of this Agreement; (E) make the full amount of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds) (or satisfaction of the conditions to obtaining such amount of the Debt Financing) materially less likely to occur; or (F) adversely affect Purchaser’s ability to consummate the transactions contemplated hereby (including the Debt Financing); provided, that, for the avoidance of doubt, Purchaser may amend or modify (or amend and restate) the Debt Financing Commitment Letter (I) to add lenders, lead arrangers, bookrunners, syndication agents or any Person with similar roles or titles who had not executed the Debt Financing Commitment Letter as of the date hereof, (II) to amend titles, allocations and fee sharing arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities, (III) to increase the amount of Debt Financing thereunder and (IV) subject to clauses (A)-(F) above, in any manner that is not materially adverse to the interests of Seller. Purchaser shall not consent to any assignment of rights or obligations under the Debt Financing Commitment Letter without the prior written approval of Seller, such approval not to be unreasonably withheld, conditioned or delayed. If any portion of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds) becomes unavailable on the terms (including any flex rights) and conditions contemplated in the Debt Financing Commitment Letter, due to a breach by the Debt Financing Sources or otherwise, Purchaser shall use commercially reasonable efforts to obtain alternative Debt Financing in an amount sufficient to consummate the transactions contemplated hereby and perform all of their obligations hereunder from alternative sources as promptly as reasonably practicable following the occurrence of such event; provided, that such alternative Debt Financing shall not impose new or additional conditions (which will include, for the avoidance of doubt, the imposition of new or additional conditions in the form of representations, warranties or covenants) or otherwise expand, amend or modify conditions precedent to funding in a manner that, when considered with the other conditions taken as a whole, would reasonably be expected to adversely affect the ability or likelihood of Purchaser to consummate the transactions contemplated by this Agreement. Upon any such permitted amendment, supplement, modification or replacement of any Debt Financing Commitment Letter in accordance with this Section 6.22(b), the term “Debt Financing Commitment Letter” shall mean the Debt Financing Commitment Letter as so amended, supplemented, modified or replaced, and references to “Debt Financing,” and/or any alternative financing therefor shall include the financing contemplated by the Debt Financing Commitment Letter as so amended, supplemented, modified or replaced. Purchaser shall deliver to Seller, substantially concurrently with the execution thereof, complete and correct copies of all agreements (with respect to any fee letter, in redacted form) pursuant to which any such alternative source shall have committed to provide Purchaser with any portion of the Debt Financing.

(c)       Notwithstanding anything to the contrary in this Section 6.22, nothing in this Section 6.22 shall be construed in any event to condition the obligations of Purchaser hereunder, including to effect the Closing, on the receipt of the Debt Financing contemplated by the Debt Financing Commitment Letter.

Section 6.23        Section 280G. To the extent necessary to avoid the application of Section 280G of the Code and the Treasury Regulations thereunder, as soon as reasonably practicable following the date hereof, but in no event later than five (5) Business Days prior to the Closing Date, Seller shall (i) use commercially reasonable efforts to obtain waivers (with such waivers to be provided to Purchaser for review and comment as provided for herein) from each Person who is a “disqualified individual” within the meaning of Section 280G and who has a right to any payments or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the necessary equityholders of the Group Companies of any Waived 280G Benefits pursuant to a vote that meets the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. At least five (5) Business Days prior to obtaining any waiver or soliciting equityholder approval, Seller shall provide Purchaser with copies of all Section 280G-related documents, including, without limitation, any analysis relating to the payments subject to Section 280G of the Code prepared by Seller, the disclosure document, waivers and consents, for Purchaser’s review and approval, which shall not be unreasonably withheld or delayed, and shall accept all reasonable and timely comments made thereto by Purchaser. Prior to the Closing Date, Seller shall deliver to Purchaser evidence that a vote was solicited in accordance with the foregoing provisions of this Section 6.23 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided. Notwithstanding the foregoing, (x) in no event shall this Section 6.23 be construed to require Seller to compel any person to waive any existing rights and in no event shall Seller be deemed in breach of this Section 6.23 if any such person refuses to waive any such rights and (y) any Section 280G analysis and/or disclosure shall only include information regarding arrangements entered into with Purchaser or its Affiliates to the extent such arrangements have been disclosed to Seller prior to the date any waivers have been obtained.

Section 6.24       Payoff of Existing Company Indebtedness. In connection with the repayment of Closing Date Funded Indebtedness pursuant to Section 2.3, Seller shall, prior to the Closing, deliver to Purchaser the Company Existing Credit Agreement Payoff Letter in form and substance reasonably satisfactory to Purchaser and the Debt Financing Sources, which shall (a) be effective upon repayment of such indebtedness at the Closing, (b) specify the aggregate amount of indebtedness required to be paid to fully satisfy all principal, interest, fees or other amounts outstanding as of the Closing under such Company Existing Credit Agreement (c) provide, if applicable, for the release of any and all Liens and other security over the properties and assets of the Group Companies that secure any or all such amounts upon payment of the amount of the applicable indebtedness described in clause (b) of this Section 6.24, including pursuant to UCC-3 termination statements, intellectual property Lien releases or otherwise, and (d) provide, if applicable, for the delivery of any and all physical collateral of the Group Companies that is in the direct or indirect possession of the holders of any such indebtedness upon payment of the amount of the applicable indebtedness in clause (b) of this Section 6.24, or, with Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed), reasonably promptly thereafter.

Section 6.25       Affiliate Agreements. On or before the Closing Date, (a) Seller shall and shall cause the Group Companies to take all actions necessary to cause all Seller Affiliated Transactions (except for any Seller Affiliated Transactions set forth on Schedule 6.25(a)) to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company, Purchaser or any of their respective Affiliates, and (b) Seller shall cause each Group Company to take all actions necessary to cause all Company Affiliated Transactions (except for any Company Affiliated Transactions set forth on Schedule 6.25(b)) to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company, Purchaser or any of their respective Affiliates.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1         Conditions to the Obligations of the Target Companies, Seller and Purchaser. The obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a)         any applicable waiting period (including any extension thereof) under Applicable Regulatory Law relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b)         no Law, statute, rule, regulation, executive Order, decree, temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing or materially modifying the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.2         Other Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Purchaser of the following further conditions:

(a)         (i) each of the representations and warranties of the Target Companies set forth in Article 3 (other than the Company Fundamental Representations) and each of the representations and warranties of Seller set forth in Article 4 (other than the Seller Fundamental Representations) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct only as of such specified date, and (B) to the extent that the facts, events and circumstances that cause such representations and warranties to not be materially true and correct as of such dates have not had or would not reasonably be expected to have a Seller Party Material Adverse Effect; provided, that for purposes of the foregoing clause (B), qualifications as to materiality, material adverse effect and Seller Parties Material Adverse Effect contained in such representations and warranties shall not be given effect, and (ii) each of the Company Fundamental Representations and Seller Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct in all respects only as of such specified date

(b)         Seller and the Target Companies shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)          prior to or at the Closing, Seller shall have delivered to Purchaser the following documents:

(i)          stock certificates evidencing the THMS Corp Interests, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)          an assignment of the Opco Interests to Purchaser in form and substance satisfactory to Purchaser;

(iii)        a certificate, in form and substance reasonably acceptable to Purchaser, of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iv)        written resignations, or other evidence of removal, of all officers, managers and directors of the Group Companies set forth on Schedule 7.2(c)(ii) from their positions with each Group Company, as applicable, effective as of the Closing, in each case in form and substance reasonably satisfactory to Purchaser; and

(v)         documentation in form and substance reasonably acceptable to Purchaser evidencing the termination of each Company Affiliated Transaction and each Seller Affiliated Transaction pursuant to, and as contemplated by, Section 6.25;

(d)          a Seller Party Material Adverse Effect shall have not occurred since the date of this Agreement.

(e)          the Escrow Agreement shall have been duly executed and delivered by Seller and the Escrow Agent;

(f)         with respect to the Closing Date Funded Indebtedness of the types referred to in clauses (i) and (ii) of the definition of Funded Indebtedness, including the Company Existing Credit Agreement, Purchaser shall have received duly executed payoff letters from each such holder (or from the applicable agent or representative of such holders) of such Closing Date Funded Indebtedness in form and substance reasonably acceptable to Purchaser setting forth the aggregate amounts required to satisfy in full all such Funded Indebtedness and evidencing release and termination of all security interests in respect thereof;

(g)        (i) certified copies of the Governing Documents of Seller and the Target Companies and (ii) certified copies of the written resolutions, duly adopted by the equityholders and governing boards of Seller and the Target Companies, approving this Agreement, the transactions contemplated hereby and the performance by Seller and the Target Companies of their obligations hereunder;

(h)       Seller shall have obtained consents of applicable third parties with respect to those certain Contracts identified on Schedule 7.2(h) in form reasonably satisfactory to Purchaser.

(i)         a duly executed affidavit from each Seller, dated as of the Closing Date, executed under penalty of perjury and pursuant to the Treasury Regulations issued under Code Section 1445, stating that such Seller is not a “foreign person” for purposes of Code Sections 1445 and 1446(f);

(j)          the Subscription Agreements shall have been duly executed and delivered by Huntley Senior and Huntley Junior.

(k)       a duly executed termination agreement with respect to the engagement letter with each Broker, substantially in the form of Exhibit B attached hereto (or otherwise in form and substance reasonably satisfactory to Purchaser), shall have been delivered by Seller to Purchaser.

(l)           Evidence of the termination of Group Companies’ 401K Plan.

(m)        The Representation and Warranty Policy shall be in full force and effect.

Section 7.3       Other Conditions to the Obligations of the Target Companies and Seller. The obligations of the Target Companies and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Target Companies and Seller of the following further conditions:

(a)        the representations and warranties of Purchaser set forth in Article 5 hereof shall be true and correct in all respects as of the date hereof and as of Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct in all respects only as of such specified date and (ii) to the extent that the facts, events and circumstances that cause such representations and warranties set forth in Article 5 to not be true and correct as of such dates would not reasonably be expected to materially impact, prevent or materially delay the consummation of the transactions contemplated hereby by Purchaser (provided that for the purposes of this clause (ii), qualifications as to materiality contained in such representations and warranties shall not be given effect);

(b)         Purchaser shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c)          prior to or at the Closing, Purchaser shall have delivered to Seller a certificate, in form and substance reasonably acceptable to Seller, of an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d)         the Subscription Agreements shall have been duly executed and delivered by OneWater Marine, Inc.; and

(e)         the Escrow Agreement shall have been duly executed and delivered by Purchaser.

ARTICLE 8
TERMINATION

Section 8.1           Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)         by mutual written consent of Purchaser and Seller;

(b)         by Purchaser, if (i) any of the representations or warranties of the Target Companies set forth in Article 3 or the representations or warranties of Seller set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is delivered to Seller, or (ii) a covenant, obligation or agreement of Seller set forth in this Agreement is breached such that the condition to Closing set forth in Section 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is delivered to Seller; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Purchaser’s breach of a representation, warranty, covenant or other obligation under this Agreement resulted in Seller’s breach giving rise to such termination right;

(c)        by Seller, if (i) any of the representations or warranties of Purchaser set forth in Article 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not curable, or if curable, is not cured within thirty (30) days after written notice thereof is delivered to Purchaser, or (ii) a covenant, obligation or agreement of Purchaser set forth in this Agreement is breached such that the condition to Closing set forth in Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is delivered to Purchaser; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller’s breach of a representation, warranty, covenant or other obligation under this Agreement resulted in Purchaser’s breach giving rise to such termination right;

(d)        by Purchaser, if the Closing shall not have been consummated on or prior to the Outside Date, unless the failure to consummate the Closing by the Outside Date is principally caused by a breach by Purchaser of its representations, warranties, obligations or covenants under this Agreement;

(e)         by Seller, if the Closing shall not have been consummated on or prior to the Outside Date, unless the failure to consummate the Closing by the Outside Date is principally caused by a breach by Seller of its representations, warranties, obligations or covenants under this Agreement;

(f)        by either Purchaser or by Seller, if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby, including the Closing and such Order, decree or ruling or other action shall have become final and nonappealable; provided, that the party hereto seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used commercially reasonable efforts to remove such Order, decree, ruling, judgment or injunction, and such Order, decree, ruling, judgment or injunction shall not have been principally caused by (x) the breach by Purchaser, in the case of a termination by Purchaser, or (y) the breach by Seller, in the case of a termination by Seller, in each of clauses (x) and (y), of its covenants, obligations or agreements under this Agreement; or

(g)        by Seller, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than any conditions that by their terms are to be satisfied at the Closing; provided, that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 8.1(g)) have been and continue to be satisfied or validly waived by Purchaser, (ii) Purchaser fails to consummate the transactions contemplated by this Agreement within ten (10) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.1, (iii) Seller has given notice to Purchaser in writing, (A) irrevocably and unconditionally confirming to Purchaser that Seller is ready, willing and able to consummate the Closing on the terms hereof, and (B) stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1(g), and (iv) Purchaser fails to consummate the transactions contemplated by the Closing within ten (10) Business Days of receiving such notice described in the immediately preceding clause (iii).

Section 8.2        Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other parties to this Agreement specifying the provision hereof pursuant to which such termination is made.

Section 8.3           Effect of Termination.

(a)         In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of Purchaser, the Target Companies, Seller or their respective Affiliates, officers, directors or equityholders or the Debt Financing Sources) with the exception of (i) the provisions of this Section 8.3, Section 8.4, Article 10 (other than Section 10.16), the second sentence of Section 6.3, and the indemnification and expense reimbursement obligations of Purchaser pursuant to Section 6.22(a) (the “Financing Reimbursement Obligations”), and (ii) subject to Section 8.3(b), any liability of any party hereto for any willful and material breach of this Agreement or Fraud prior to such termination. For purposes of this Agreement “willful and material breach” shall mean a material breach of any representation, warranty, obligation or covenant or other agreement in this Agreement that is a consequence of a deliberate act or failure to act by or on behalf of the breaching party with actual knowledge that the taking of such act or such failure to act would result in a material breach of this Agreement. Nothing herein shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.16 prior to termination of this Agreement.

(b)        Notwithstanding any other provision of this Agreement to the contrary, if Purchaser fails to effect the Closing when required by Section 2.1 for any or no reason or otherwise breach this Agreement or fail to perform hereunder, then, (i) except for the right of Seller to (w) seek an injunction, specific performance or other equitable relief pursuant to and in accordance with Section 10.16, and subject to the limitations set forth in Section 10.16, (x) payment by Purchaser of Financing Reimbursement Obligations and Enforcement Costs, in each case if and when required to be paid pursuant to this Agreement and subject to the limitations herein, (y) payment by OneWater Marine Inc. to the Target Companies and Seller of any amounts due and payable under, and subject to all of the terms and conditions of, the Guaranty and (z) remedies under, and subject to all of the terms and conditions of, the Confidentiality Agreement, Seller’s and the Target Companies’, their respective Affiliates and each of their and their respective Affiliates’ direct and indirect equityholders’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Purchaser Related Parties for any breach, loss, damage (including consequential, special, indirect, exemplary or punitive damages, diminution of value or lost profits) or other Liability whatsoever (including in respect of any breach of or failure to perform by Purchaser or any Purchaser Related Party) of any representation, covenant or agreement (whether express or implied) set forth in this Agreement, the Debt Financing Commitment Letter, the Debt Financing, the Guaranty or the failure of the transactions contemplated hereby and thereby to be consummated, shall be to validly terminate this Agreement in accordance with the provisions hereof and receive payment of the Termination Fee, as provided by Section 8.4, and (ii) except as provided in the immediately foregoing clause (i), none of the Purchaser Related Parties will have any Liability or obligation to the Target Companies, Seller, any of their respective Affiliates, any of their or their respective Affiliates’ direct or indirect equityholders or any other Person, and none of the Target Companies, Seller, any of their respective Affiliates, any of their or their respective Affiliates’ direct or indirect equityholders or any other Person shall be entitled to seek or obtain any monetary recovery, damages (including consequential, special, indirect, exemplary or punitive damages, diminution of value or lost profits) or judgment against any Purchaser Related Party relating to or arising out of this Agreement, the Debt Financing Commitment Letter, the Debt Financing, the Guaranty or the transactions contemplated hereby and thereby, in each case based on whatever theory of Law, equity or otherwise, whether by or through attempted piercing of the corporate veil or other similar theory of liability, or in respect of any oral or written representations or warranties made or alleged to be made. The parties acknowledge and agree that in no event will Purchaser be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary herein, but subject to the right of the Target Companies and Seller to seek an injunction, specific performance or other equitable relief pursuant to and in accordance with Section 10.16 and subject to the limitations set forth in Section 10.16, the maximum aggregate liability of the Purchaser Related Parties for monetary damages relating to or arising out of this Agreement, the Debt Financing Commitment Letter, the Debt Financing, the Guaranty or the transactions contemplated hereby and thereby (other than the Confidentiality Agreement), or the termination of this Agreement, in each case based on whatever theory of Law, equity or otherwise, whether by or through attempted piercing of the corporate veil or other similar theory of liability, or in respect of any oral or written representations or warranties made or alleged to be made, shall in no event exceed the Termination Fee, together with any Financing Reimbursement Obligations and/or Enforcement Costs, as applicable, in each case if, when and to the extent required to be paid pursuant to this Agreement and subject to the limitations set forth herein. The Target Companies and Seller acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that without these agreements, Purchaser would not enter into this Agreement.

Section 8.4          Termination Fee. If this Agreement is validly terminated by Seller pursuant to (A) Section 8.1(g), (B) Section 8.1(c), or (C) Section 8.1(e) and at the time of such termination pursuant to Section 8.1(e) Seller had the right to validly terminate this Agreement pursuant to (x) Section 8.1(c), or (y) Section 8.1(g), then Purchaser will pay the Target Companies an amount equal to 5% of the Enterprise Value (the “Termination Fee”) by wire transfer of immediately available funds within three (3) Business Days after the date of such termination. Without limiting Seller’s right to obtain an award of specific performance permitted by, and subject to, Section 10.16, including the limitations set forth in Section 10.16, solely for purposes of establishing the basis of the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is payable, it is agreed by the parties hereto that the Termination Fee is a liquidated damage, and not a penalty. If, in order to obtain the Termination Fee, the Target Companies commence a Claim that results in a final judgment (and following the expiration of all times for appellate review) in favor of the Target Companies or their Affiliates for the payment of the Termination Fee, Purchaser shall pay (x) to the Target Companies their out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Claim (the “Termination Fee Claim Expenses”) and (y) to the Target Companies the Termination Fee, plus interest at the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made hereunder through the date of payment (such interest payment, together with the Termination Fee Claim Expenses, the “Enforcement Costs”). Notwithstanding anything to the contrary set forth herein, but subject in all respects to the provisions of Section 10.16(b), Seller and the Target Companies may pursue the remedies permitted pursuant to Section 10.16 at any time, and any election to pursue such remedies shall in no way modify or amend the obligations of Purchaser to pay the Termination Fee and/or the Enforcement Costs pursuant to this Section 8.4. Purchaser acknowledge and agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated hereby, and that without these agreements, Seller and the Target Companies would not have entered into this Agreement.

ARTICLE 9
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; RELEASE; EXCLUDED AND SPECIAL INDEMNITY MATTERS

Section 9.1        Non-Survival of Representations and Covenants. Except for Excluded and Special Indemnity Matters, the representations and warranties of the Target Companies, Seller and Purchaser contained in this Agreement shall terminate and be of no further force and effect at and following the Closing. In addition, the covenants and agreements of the Target Companies, Seller and Purchaser contained in this Agreement which by their terms are to be performed prior to the Closing shall terminate at the Closing and have no further force or effect. As such, it is acknowledged and agreed that neither Seller nor any Seller Related Party shall have any Liability, obligation or responsibility for, and none of Purchaser or any of its Affiliates, representatives, agents, officers, directors or employees shall have recourse under this Agreement or otherwise for, any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of any covenant, condition or agreement required to be performed or fulfilled prior to the Closing. The covenants and agreements to be performed at the Closing (including agreements to make payments hereunder) or that by their terms survive the Closing shall survive the Closing (in accordance with their respective terms, as applicable). Notwithstanding anything to the contrary herein or otherwise, nothing in this Section 9.1 shall limit, restrict or prohibit any claim for Fraud.

Section 9.2          Release.

(a)        Effective as of the Closing, Purchaser, on its own behalf and on behalf of, after the Closing, the Group Companies (each, a “Purchaser Releasing Party” and collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and discharges, to the fullest extent permitted by Law, Seller and its respective past, present and future directors, officers, managers, employees, members, partners, shareholders, direct or indirect equity holders, financing sources, Affiliates, agents, attorneys, advisors, representatives, successors, and assigns and Affiliates of the foregoing (collectively, the “Seller Released Parties”) from any and all debts, losses, costs, bonds, suits, actions, causes of action, Liabilities, Taxes, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims or demands, in Law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that the Purchaser Releasing Party had, presently has or may hereafter have or claim or assert to have against any of the Seller Released Parties to Seller’s to the extent arising out of or related to Seller’s ownership of the Purchased Interests, in each case at or prior to the Closing (collectively, the “Purchaser Released Claims”). This release is intended to be a complete and general release with respect to the Purchaser Released Claims, and specifically includes claims of the type described in the definition of “Purchaser Released Claims” that are known, unknown, fixed, contingent or conditional, including without limitation, breach of fiduciary duty, or such claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local Law dealing with any securities. Purchaser hereby waives the protection of any provision of any Law that would operate to preserve any Purchaser Released Claims that are unknown as of the Closing Date. Purchaser shall not, and shall cause the Purchaser Releasing Parties not to, assert any Purchaser Released Claims against any Seller Released Parties. Notwithstanding the foregoing, no Purchaser Releasing Party releases or waives (i) any claim arising under or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby (including with respect to Fraud) or (ii) any claim arising from any obligations or Liabilities of any Seller Released Party which first arise after the Closing and are not related to the period prior to the Closing. Purchaser, on its own behalf and on behalf of the Purchaser Releasing Parties, acknowledges that it may not know of or suspect to exist certain Purchaser Released Claims, and hereby waives all rights which may exist under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(b)        Effective as of the Closing, for and in consideration of the amount to be paid to Seller under this Agreement, Seller, on its own behalf and on behalf of its officers, directors, direct and indirect equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns (each, a “Seller Releasing Party” and collectively, the “Seller Releasing Parties”) hereby irrevocably and unconditionally release and discharges, to the fullest extent permitted by Law, Purchaser and each Group Company, and their respective past, present and future directors, officers, managers, employees, members, partners, shareholders, direct or indirect equity holders, financing sources, Affiliates, agents, attorneys, advisors, representatives, successors, and assigns and Affiliates of the foregoing (collectively, the “Purchaser Released Parties”) of, from any and all debts, losses, costs, bonds, suits, actions, causes of action, Liabilities, Taxes, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims or demands, in Law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that the Seller Releasing Party had, presently has or may hereafter have or claim or assert to have against any of the Purchaser Released Parties to the extent arising out of or related to Seller’s ownership of the Purchased Interests, as applicable, in each case at or prior to the Closing (collectively, the “Seller Released Claims”). This release is intended to be a complete and general release with respect to the Seller Released Claims, and specifically includes claims of the type described in the definition of “Seller Released Claims” that are known, unknown, fixed, contingent or conditional, including without limitation, breach of fiduciary duty, or such claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local Law dealing with any securities. Seller hereby waives the protection of any provision of any Law that would operate to preserve any Seller Released Claims that are unknown as of the Closing Date. Seller shall not, and shall cause the Seller Releasing Parties not to, assert any Seller Released Claims against any Purchaser Released Parties. Notwithstanding the foregoing, no Seller Releasing Party releases or waives (i) any claim arising under or relating to this Agreement, any Ancillary Document entered into by Seller or the transactions contemplated hereby or thereby (including with respect to Fraud) or (ii) any claim arising from any obligations or Liabilities of any Seller Released Party which first arise after the Closing and are not related to the period prior to the Closing. Seller, on its own behalf and on behalf of the Seller Releasing Parties, acknowledges that it may not know of or suspect to exist certain Seller Released Claims, and hereby waives all rights which may exist under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 9.3          Indemnification for Excluded and Special Indemnity Matters.

(a)        Indemnity. From and after the Closing, Seller hereby agrees to defend, indemnify and hold harmless the Purchaser and its Affiliates and representatives, employees, officers, and directors of the Purchaser and its Affiliates (“Purchaser Indemnitees”) from and against any and all claims, losses, liabilities, insurance deductible amounts, damages (excluding punitive or exemplary damages, except to the extent awarded to a third party in any cause of action for which an indemnification obligation exists hereunder), deficiencies, Taxes, interest, judgments, settlements, costs and expenses, including court, arbitration, and recovery costs and expenses, reasonable attorneys’ and other professionals’ fees (collectively, “Losses”), paid or incurred by any of the Purchaser Indemnities resulting from, arising out of, or in connection with any Excluded and Special Indemnity Matter.

(b)         Indemnification Procedures.

(i)          Third Party Claims. If any Purchaser Indemnitee receives notice of the assertion or commencement of any cause of action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Purchaser Indemnitee with respect to which Seller is obligated to provide indemnification under this Agreement, then such Purchaser Indemnitee shall give Seller reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve Seller of its indemnification obligations, except and only to the extent that Seller forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced. Such notice by the Purchaser Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Purchaser Indemnitee. Seller shall have the right to participate in, or by giving written notice to the Purchaser Indemnitee, to assume the defense of any Third Party Claim at Seller’s expense and by Seller’s own counsel, and the Purchaser Indemnitee shall cooperate in good faith in such defense; provided, that Seller shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) solely seeks an injunction or other equitable relief against the Purchaser Indemnitee. In the event that Seller assumes the defense of any Third Party Claim, subject to Section 9.3(b)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Purchaser Indemnitee. The Purchaser Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to Seller’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Purchaser Indemnitee, provided, that if in the reasonable opinion of counsel to the Purchaser Indemnitee, (A) there are legal defenses available to an Purchaser Indemnitee that are different from or additional to those available to Seller; or (B) there exists a conflict of interest between Seller and the Purchaser Indemnitee that cannot be waived, Seller shall be liable for the reasonable fees and expenses of counsel to the Purchaser Indemnitee in each jurisdiction for which the Purchaser Indemnitee determines counsel is required. If Seller elects not to compromise or defend such Third Party Claim, fails to promptly notify the Purchaser Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, then the Purchaser Indemnitee may, subject to Section 9.3(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(ii)         Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, Seller shall not enter into settlement of any Third Party Claim without the prior written consent of the Purchaser Indemnitee, except as provided in this Section 9.3(b)(ii). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Purchaser Indemnitee and provides, in customary form, for the unconditional release of each Purchaser Indemnitee from all liabilities and obligations in connection with such Third Party Claim and Seller desires to accept and agree to such offer, then Seller shall give written notice to that effect to the Purchaser Indemnitee. If the Purchaser Indemnitee fails to consent to such firm offer within ten days after its receipt of such notice, then the Purchaser Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of Seller as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Purchaser Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, then Seller may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Purchaser Indemnitee has assumed the defense pursuant to Section 9.3(b)(i), then it shall not agree to any settlement without the written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)         Direct Claims. Any assertion or commencement of any cause of action by an Purchaser Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Purchaser Indemnitee giving Seller reasonably prompt written notice thereof, but in any event not later than 30 days after the Purchaser Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve Seller of its indemnification obligations, except and only to the extent that Seller forfeits rights or defenses by reason of such failure. Such notice by the Purchaser Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Purchaser Indemnitee. Seller shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Purchaser Indemnitee shall allow Seller and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Purchaser Indemnitee shall assist Seller’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as Seller or any of its professional advisors may reasonably request. If Seller does not so respond within such 30 day period, then Seller shall be deemed to have rejected such claim, in which case the Purchaser Indemnitee shall be free to pursue such remedies as may be available to the Purchaser Indemnitee on the terms and subject to the provisions of this Agreement.

(c)          Payments; Indemnification Escrow Fund.

(i)           Once a Loss is agreed to by Seller and Purchaser or is otherwise finally adjudicated to be payable pursuant to this Section 9.3, Seller shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should Seller not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(ii)          Any Losses payable to a Purchaser Indemnitee pursuant to this Section 9.3 shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Purchaser Indemnitee in the Indemnification Escrow Fund, from Seller.

(d)         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 10
MISCELLANEOUS

Section 10.1        Entire Agreement; Assignment. Effective as of the date hereof, this Agreement amends and restates in its entirety the Original Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be assigned by any party hereto (whether by operation of Law or otherwise), without the prior written consent of Purchaser and Seller, except that (i) Purchaser may assign this Agreement without consent to any of its Affiliates (provided, that any such assignment shall not relieve Purchaser of its obligations hereunder), and (ii) Purchaser may assign its rights (but not its obligations) hereunder as collateral to its debt financing sources (including the Debt Financing Sources). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void. The parties hereto hereby agree that the Confidentiality Agreement shall automatically terminate upon the Closing.

Section 10.2        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by E-mail (provided, that no “bounce back” or notice of non-delivery is generated), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

To Purchaser:

c/o OneWater Marine Inc.
6275 Lanier Islands Parkway
Buford, Georgia 30518
Attention: Austin Singleton
E-mail:

with a copy (which shall not constitute notice) to:

Butler Snow, LLP
1020 Highland Colony Parkway
Suite 1400
Ridgeland, MS 39158-6010
Attention: Robert B. Harwell
E-mail:

To Seller:

c/o Valesco Industries, Inc.
N. Saint Paul Street, Suite 3700
Dallas, TX 75201
Attention:  Patrick Floeck
E-mail:

with a copy (which shall not constitute notice) to:

McGuireWoods LLP
2000 McKinney Avenue, Suite 1400
Dallas, TX 75201
Attention: David P. McLean; Stuart M. Rasley
E-mail:

for to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.3        Governing Law. This Agreement, and all claims or causes of action (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, each party hereto acknowledges and irrevocably agrees that, except to the extent relating to the interpretation of any provisions of this Agreement or the Confidentiality Agreement, any claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) involving any Debt Financing Source and arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby or the transactions contemplated by the Debt Financing, shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York.

Section 10.4     Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses; provided, that upon the Closing, Unpaid Seller Expenses shall be paid in accordance with Section 2.3(a). All costs of the Representation and Warranty Policy shall be paid by Purchaser.

Section 10.5       Construction; Interpretation. The term “this Agreement” means this Equity Purchase Agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) except as otherwise set forth in this Agreement, any accounting terms shall be given their definition under GAAP; (vi) references to a particular statute or regulation include all rules and regulations thereunder as in effect as of the time to which such reference relates; (vii) the word “will” shall have the same meaning as the word “shall”; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (x) references to “day” or “days” in the lower case means calendar days; (xi) references to “date hereof” are to the date of this Agreement; (xii) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (xiii) the word “or” shall include both the conjunctive and disjunctive, and “any” shall mean “one or more”; (xiv) references to any Governmental Entity or Law shall mean and include any successor or replacement Governmental Entity or Law to the referenced one and any amendment, modification or restatement of any such Law; and (xv) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties at least two (2) days prior to the date hereof. Except as otherwise indicated, all references in this Agreement to sections, exhibits and schedules are intended to refer to the sections of, exhibits and schedules to this Agreement.

Section 10.6       Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be included in such computation. Whenever the last day for the exercise of any right or privilege or the discharge of any duty or obligation hereunder shall fall upon a day that is not a Business Day, the party having such right or privilege or duty or obligation may exercise such right or privilege or discharge such duty or obligation on the next succeeding day that is a Business Day.

Section 10.7     Exhibits and Schedules. All exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosure, without reference to any other document or resource or the need for a cross-reference. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 10.8        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Debt Financing Sources are express third party beneficiaries of Sections 8.3, 10.3, 10.10, 10.14, 10.15, 10.16, 10.17 and this Section 10.8,

Section 10.9        Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, this Agreement shall be automatically deemed modified so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible, and the parties hereto shall negotiate in good faith to modify this Agreement in writing to memorialize the foregoing.

Section 10.10      Amendment. Subject to applicable Law and Section 10.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Purchaser, the Target Companies, and Seller. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 10.10 shall be void. Notwithstanding any other provision of this Agreement to the contrary, Sections 8.3, 10.3, 10.8, 10.14, 10.15, 10.16, 10.17 and this Section 10.10 and the definition of “Debt Financing Sources” (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing sections or definition) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 10.11      Extension; Waiver. The Target Companies (at any time prior to the Closing) and Seller may (a) extend the time for the performance of any of the obligations or other acts of Purchaser contained herein, (b) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document, certificate or writing delivered by Purchaser pursuant hereto or (c) waive compliance by Purchaser with any of the agreements or conditions contained herein. Purchaser may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the Target Companies or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Target Companies or Seller contained herein or in any document, certificate or writing delivered by the Target Companies or Seller pursuant hereto or (iii) waive compliance by the Target Companies or Seller with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.12      Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email or other electronics means (including scanned pages) shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.13     Knowledge of the Group Companies. For all purposes of this Agreement, the phrase “to the Group Companies’ knowledge”, “to the knowledge of the Group Companies” and “known by the Group Companies” and any derivations thereof shall mean as of the applicable date, the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of each of Jeff Huntley, Sr., Jeff Huntley, Jr., Greg Buie, David Jones, and Chris Drahman, in each case following reasonable inquiry of each such Person’s respective direct reports with responsibility for the applicable matter, and none of whom, for the sake of clarity and avoidance of doubt, shall have any personal liability or obligations regarding such knowledge.

Section 10.14     Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, including any claim, demand, action or cause of action involving the Debt Financing Sources, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 10.15     Jurisdiction and Venue. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.15, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. Notwithstanding anything to the contrary herein, subject to Section 10.17(b), each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, the Debt Financing Commitment Letter or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or any New York State court sitting in the borough of Manhattan, and any appellate court from any thereof.

Section 10.16      Remedies.

(a)         The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to Section 10.16(b), the parties hereto acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article 8, Seller and Purchaser shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including Purchaser’s obligations to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), this being in addition to any other remedy to which Seller or Purchaser are entitled at law or in equity.

(b)        Notwithstanding anything to the contrary herein, the parties hereto agree that Seller shall have the right to enforce Purchaser’s obligations pursuant to the terms of this Agreement to consummate the Closing by an action or actions for specific performance, injunctive or other equitable relief, if and only in the event that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Purchaser fails to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.1, (iii) Seller has given notice to Purchaser in writing, irrevocably and unconditionally confirming to Purchaser that Seller is ready, willing and able to consummate the Closing, and (iv) Purchaser fails to consummate the Closing within three (3) Business Days of receiving such notice described in the immediately preceding clause (iii). While Seller may pursue both a grant of specific performance, injunctive or other equitable relief in accordance with this Section 10.16 and the payment of the Termination Fee in accordance with Section 8.4, under no circumstances shall Seller be permitted or entitled to receive both a grant of (x) specific performance, injunctive or other equitable relief and (y) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Termination Fee, the Enforcement Costs and/or the Financing Reimbursement Obligations, as applicable, in each case if, when and to the extent required to be paid pursuant to this Agreement and subject to the limitations set forth herein. Notwithstanding anything to the contrary set forth herein, but subject in all respects to the preceding provisions of this Section 10.16(b), Seller may pursue the remedies available to them pursuant to this Section 10.16 at any time prior to the termination of this Agreement, and any election to pursue such remedies shall in no way modify or amend the obligations of Purchaser to pay the Termination Fee and/or the Enforcement Costs, in each case if, when and to the extent required to be paid pursuant to Section 8.4 and subject to the limitations set forth therein.

(c)         Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. Notwithstanding the foregoing, in no event shall the Group Companies, Seller or any Seller Related Party or any of their respective Affiliates be entitled to seek the remedy of specific performance of this Agreement directly against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(d)         To the extent Purchaser or Seller bring any action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Outside Date, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus ten (10) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding, as the case may be.

Section 10.17      Non-Recourse.

(a)       All Claims (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents) may be made only against the entities that are expressly identified as parties hereto and thereto and that are signatories hereto and thereto. Except to the extent named as a party and to the extent a signatory to this Agreement or any other Ancillary Document (then only to the extent of the specific obligations of such parties set forth in this Agreement or such other Ancillary Document), no Purchaser Related Party or Seller Related Party shall have any Liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document or any transactions contemplated hereby or thereby or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be), the transactions contemplated hereby and thereby or the negotiation or execution hereof or thereof; and each party waives and releases all such Liabilities, claims and obligations against any Purchaser Related Party or Seller Related Party. The Purchaser Related Parties and the Seller Related Parties are expressly intended as third-party beneficiaries of this provision of this Section 10.17.

(b)      Without limiting clause (a) above, and without limiting any rights Purchaser may have against any Debt Financing Source under the Debt Financing Commitment Letter, notwithstanding anything to the contrary in this Agreement, no Debt Financing Source shall have any Liability to Seller, the Seller Related Parties, the Group Companies or any of their respective Affiliates for any obligations or Liabilities of Purchaser or for any claim (whether at law or in equity, tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without prejudice to the Target Companies’ rights in Section 6.23(b), in no event shall Seller, the Seller Related Parties, the Group Companies or any of their respective Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or (ii) seek to enforce the Debt Financing or the Debt Financing Commitment Letter against, make any claims for breach of the Debt Financing or the Debt Financing Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source for any reason, including in connection with the Debt Financing or the Debt Financing Commitment Letter or the obligations of the Debt Financing Sources thereunder.

Section 10.18       Waivers; Terminations.

(a)       Recognizing that McGuireWoods LLP has acted as legal counsel to Seller and the Group Companies prior to the Closing, and that McGuireWoods LLP intends to act as legal counsel to Seller and its respective Affiliates (which will no longer include the Group Companies) after the Closing, Purchaser on its own behalf and agrees to cause its Affiliates (including the Group Companies) to waive, any conflicts that may arise in connection with McGuireWoods LLP representing Valesco or its Affiliates (or Seller) after the Closing as such representation may relate to Purchaser or any Group Company or the transactions contemplated herein (including in respect of litigation, including litigation adverse to Purchaser or any Group Company), and hereby consents to any such representation. In addition, all communications involving attorney-client confidences between Valesco, its Affiliates, Seller or any Group Company and McGuireWoods LLP relating to any Group Company or otherwise in the course of, or otherwise relating to, the negotiation, documentation and consummation of the transactions contemplated hereby and the sale process related hereto (collectively, the “Engagement”, and such communications, the “Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to Valesco and its Affiliates (and not any of the Group Companies), and none of Purchaser, the Group Companies, or their Affiliates may use or rely on any such Privileged Communications. Accordingly, Purchaser agrees that following the Closing, neither it nor the Group Companies or their Affiliates shall have access to any such Privileged Communications, or to the files of McGuireWoods LLP relating to the Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (i) Valesco and its Affiliates (and not the Group Companies) shall be the sole holders of the Privileged Communications, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of McGuireWoods LLP in respect of the Engagement constitute property of the client, only Valesco and its Affiliates (and not any of the Group Companies) shall hold such property rights and (iii) McGuireWoods LLP shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files of McGuireWoods LLP relating to the Engagement to any of the Group Companies by reason of any attorney-client relationship between McGuireWoods LLP and any of the Group Companies or otherwise. Purchaser hereby consents, on its own behalf and on behalf of its Affiliates including the Group Companies, to the disclosure by McGuireWoods LLP following the Closing to Valesco, Seller or its respective Affiliates of any information learned by McGuireWoods LLP prior to the Closing in the course of its representation of Seller, the Group Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or McGuireWoods LLP’s duty of confidentiality.

(b)        Each of Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies) further covenants and agrees that each shall not assert any claim that the Group Companies may have in their capacities as clients against McGuireWoods LLP in respect of legal services provided to the Group Companies or their respective Affiliates prior to the Closing by McGuireWoods LLP in respect of the Engagement, it being agreed that any such claims belong solely to Seller and its respective Affiliates, as applicable, and not the Group Companies.

(c)         From and after the Closing, the Group Companies shall cease to have any attorney-client relationship with McGuireWoods LLP in respect of the Engagement or otherwise, unless and to the extent McGuireWoods LLP is expressly engaged in writing by one or more of the Group Companies after the Closing.

Section 10.19     Further Assurances. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by each other Party, to consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Equity Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER:

THMS HOLDINGS, LLC

By:	/s/ Patrick M. Floeck
Name:	Patrick M. Floeck
Title:	Vice President / Secretary

TARGET COMPANIES:

T-H MARINE SUPPLIES, LLC

By:	/s/ Jeff Huntley
Name:	Jeff Huntley
Title:	President and Chief Executive Officer

THMS, INC.

By:	/s/ Patrick M. Floeck
Name:	Patrick M. Floeck
Title:	Secretary

PURCHASER:

ONE WATER ASSETS & OPERATIONS, LLC

By:	/s/ P. Austin Singleton
Name:	P. Austin Singleton
Title:	CEO

[Signature Page to Equity Purchase Agreement]

EXHIBIT A
Debt Financing Commitment Letter
See attached.

EXHIBIT B
Form of Termination Agreement
To be provided before Closing.

EXHIBIT C
Form of Subscription Agreements
See attached.

EXHIBIT D
Membership Interest of Huntley Senior and Huntley Junior